                                                                     Exhibit 2.2








                            STOCK PURCHASE AGREEMENT


                           dated as of April 11, 2002


                                  by and among


                               DPG HOLDINGS, INC.,


                                DEVON GROUP, INC.


                                       and

                       APPLIED GRAPHICS TECHNOLOGIES, INC.


                               with respect to all


                          outstanding capital stock of


                            PORTAL PUBLICATIONS, LTD.

                                TABLE OF CONTENTS


                                                                                  Page

ARTICLE I  SALE OF SHARES AND CLOSING...............................................1

         1.01     Purchase and Sale.................................................1
         1.02     Purchase Price; Determination of Purchase Price...................1
         1.03     Closing...........................................................3
         1.04     Escrow Account....................................................3

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF SELLER................................4

         2.01     Corporate Existence and Authority of Seller.......................4
         2.02     Corporate Existence of the Company................................4
         2.03     Capital Stock.....................................................5
         2.04     Subsidiaries......................................................5
         2.05     No Conflicts......................................................5
         2.06     Governmental Approvals and Filings................................6
         2.07     Financial Statements and Condition; Undisclosed Liabilities.......6
         2.08     Absence of Changes or Events......................................7
         2.09     Taxes.............................................................8
         2.10     Legal Proceedings................................................11
         2.11     Compliance With Laws and Orders..................................11
         2.12     Benefit Plans; ERISA.............................................11
         2.13     Real Property....................................................13
         2.14     Assets and Properties............................................15
         2.15     Intellectual Property Rights.....................................15
         2.16     Contracts........................................................16
         2.17     Labor Matters....................................................17
         2.18     Affiliate Transactions...........................................18
         2.19     Insurance........................................................18
         2.20     Environmental Matters............................................19
         2.21     Material Business Relationships..................................20
         2.22     Permits..........................................................20
         2.23     Absence of Certain Practices.....................................21
         2.24     Books and Records................................................21
         2.25     Corporate Names..................................................21
         2.26     Accounts Payable.................................................21
         2.27     Accounts Receivable..............................................21
         2.28     Bank Accounts....................................................21
         2.29     Brokers..........................................................22

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................22

         3.01     Corporate Existence and Authority of Purchaser...................22
         3.02     No Conflicts.....................................................22
         3.03     Governmental Approvals and Filings...............................23
         3.04     Legal Proceedings................................................23
         3.05     Purchase for Investment..........................................23
         3.06     Brokers..........................................................23

ARTICLE IV  COVENANTS OF THE PARTIES...............................................23

         4.01     Covenants of Seller..............................................23
         4.02     Covenants of Purchaser...........................................26
         4.03     Acknowledgment...................................................26

ARTICLE V  CONDITIONS TO CLOSING...................................................26

         5.01     Conditions to Obligations of Seller..............................26
         5.02     Conditions to Obligations of Purchaser...........................28

ARTICLE VI  TAX MATTERS; ERISA MATTERS.............................................29

         6.01     Tax Sharing Arrangements.........................................29
         6.02     Consolidated Returns for Periods Through the Closing Date........29
         6.03     Tax Periods Ending on or Before the Closing Date.................30
         6.04     Tax Periods Beginning Before and Ending After the Closing Date...30
         6.05     Post-Closing Elections...........................................31
         6.06     Indemnification for Post-Closing Transactions....................31
         6.07     Amendment of Pre-Closing Period Tax Returns......................31
         6.08     Section 338(h)(10) Election......................................32
         6.09     Section 338 Election Mechanics...................................32
         6.10     Resolution of Tax-Related Disputes...............................32
         6.11     Post-Closing ERISA Arrangements..................................32

ARTICLE VII  SURVIVAL..............................................................34

         7.01     Survival of Representations and Warranties.......................34

ARTICLE VIII  INDEMNIFICATION......................................................34

         8.01     Indemnification..................................................34
         8.02     Method of Asserting Claims.......................................35
         8.03     Losses Net of Insurance, etc.....................................37
         8.04     Exclusive Remedy.................................................38

ARTICLE IX  TERMINATION............................................................38

         9.01     Termination by Mutual Written Consent............................38
         9.02     Termination Upon Consummation of Alternative Transaction.........38
         9.03     Termination by Seller............................................38
         9.04     Termination by Purchaser.........................................39
         9.05     Effects of Termination...........................................39

ARTICLE X  DEFINITIONS.............................................................39

         10.01    Definitions......................................................39

ARTICLE XI  MISCELLANEOUS..........................................................48

         11.01    Notices..........................................................48
         11.02    Entire Agreement.................................................49
         11.03    Expenses.........................................................49
         11.04    Public Announcements.............................................50
         11.05    Confidentiality..................................................50
         11.06    Further Assurances; Post-Closing Cooperation.....................51
         11.07    Waiver...........................................................52
         11.08    Amendment........................................................52
         11.09    No Third Party Beneficiary.......................................52
         11.10    No Assignment; Binding Effect....................................52
         11.11    Headings.........................................................52
         11.12    Invalid Provisions...............................................52
         11.13    Governing Law....................................................53
         11.14    Submission to Jurisdiction.......................................53
         11.15    Waiver of Jury Trial.............................................53
         11.16    Interpretation...................................................53
         11.17    Counterparts.....................................................53


         Exhibit A: Escrow Agreement

         Exhibit B:  Production Services Agreement

         Exhibit C:  Opinion of Counsel to Purchaser

         Exhibit D:  Opinion of Counsel to Seller

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT, dated as of April 11, 2002 (this "Agreement"), is made and entered into by and among DPG Holdings, Inc., a Delaware corporation ("Purchaser"), Devon Group, Inc., a Delaware corporation ("Seller"), and, solely for purposes of Articles VI, VIII and XI, Applied Graphics Technologies, Inc., a Delaware corporation and the owner of all of the outstanding capital stock of Seller ("Parent"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 10.01.

                                    RECITALS

         1. Seller owns 1,000 shares of common stock, par value U.S. $.01 per share, of Portal Publications, Ltd., a Delaware corporation (the "Company"), constituting all issued and outstanding shares of capital stock of the Company (such shares being referred to herein as the "Shares").

         2. Seller desires to sell, and Purchaser desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

         In consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                           SALE OF SHARES AND CLOSING

         1.01 Purchase and Sale. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Shares at the Closing on the terms and subject to the conditions set forth in this Agreement (the "Transaction").

         1.02 Purchase Price; Determination of Purchase Price.

            (a) Purchase Price. The aggregate purchase price for the Shares is U.S. $39,000,000 (i) plus the amount by which Net Working Capital as of the Closing Date exceeds the Net Working Capital Target Amount, or (ii) minus the amount by which Net Working Capital as of the Closing Date is less than the Net Working Capital Target Amount (the "Purchase Price"), determined as provided in
Section 1.02(b) and payable in cash as provided in Sections 1.02(b)(iv), 1.03 and 1.04.

            (b) Determination of Purchase Price. The Purchase Price shall be determined in accordance with the following procedures:

            (i) At least two Business Days prior to the Closing, Seller will deliver to Purchaser a letter executed on behalf of Seller setting forth (x) a good faith estimate of the amount of Net Working Capital as of the Closing Date (the "Estimated Net Working Capital"), including information concerning the calculation thereof, which estimate shall be certified by the Chief Financial Officer of the Company, and (y) an estimate of the Purchase Price, based on Estimated Net Working Capital (the "Estimated Purchase Price").

            (ii) As promptly as practicable after the Closing Date, but in no event later than 45 days thereafter, Purchaser shall prepare and deliver to Seller a balance sheet of the Company and its Subsidiaries as of the Closing Date, together with a letter setting forth the calculation of Net Working Capital as of the Closing Date certified by the Chief Financial Officer of the Company (collectively, the "Proposed Closing Statements"). The Proposed Closing Statements shall be prepared in accordance with GAAP (excluding footnotes) and consistent with the past practices of the Company.

            (iii) Seller shall have 30 days after delivery of the Proposed Closing Statements pursuant to Section 1.02 (b)(ii) to provide notice to Purchaser of any objection to the Proposed Closing Statements or the calculation of Net Working Capital as of the Closing Date. Unless Purchaser shall have received such notice objecting to the Proposed Closing Statements or such calculation within such 30 day period, such calculation shall become final and the Proposed Closing Statements will become the balance sheet of the Company and its Subsidiaries as of the Closing Date (the "Closing Balance Sheet") for all purposes under this Agreement. If Seller provides timely notice of any objections to the Proposed Closing Statements or the calculation of Net Working Capital, then Purchaser and Seller shall have up to 30 days from the date Purchaser receives notification of Seller's objection to negotiate in good faith toward a written resolution of their dispute. In the event the parties resolve their differences, the Proposed Closing Statements, as adjusted pursuant to the agreement between the parties, will become the Closing Balance Sheet for all purposes under this Agreement, and the adjusted calculation of Net Working Capital as of the Closing Date shall become final. If such dispute cannot be resolved within such 30-day period (or a longer period if mutually agreed upon by Purchaser and Seller), then Purchaser and Seller shall each submit such documents as they deem relevant to (and such documents reasonably requested by) Ernst & Young LLP (the "Neutral Auditor"). The Neutral Auditor shall, as soon as practicable, but in no event later than 30 days thereafter, determine Net Working Capital as of the Closing Date and the Closing Balance Sheet, in accordance with the procedures set forth in Section 1.02(b)(ii). The costs and fees of the Neutral Auditor shall be borne equally by Seller and Purchaser.

            (iv) Within three Business Days after the final determination of the Closing Balance Sheet and Net Working Capital as of the Closing Date pursuant to
Section 1.02(b)(iii) (the "Purchase Price Determination Date"), the Purchase Price shall be determined. Upon such final determination, Purchaser shall pay Seller the amount (if any) by which the Purchase Price exceeds the Estimated Purchase Price, plus interest earned from the Closing Date to the date of such payment at the Escrow Interest Rate, or Seller shall pay Purchaser the amount (if any) by which the Estimated Purchase Price exceeds the Purchase Price, plus interest earned from the Closing Date to the date of such payment at the Escrow Interest Rate (any such payment to Purchaser or Seller being referred to herein as a "Working Capital Purchase Price Adjustment"). Payment of any Working Capital Purchase Price Adjustment shall be made (A) by the Escrow Agent out of the Working Capital Escrow Funds (any such payment by the Escrow Agent being referred to herein as a "Working Capital Escrow Payment") and (B) to the extent the Working Capital Purchase Price Adjustment exceeds the Working Capital Escrow Funds, directly by Purchaser or Seller (as applicable). All such payments, whether by Purchaser, Seller or the Escrow Agent, shall be made by wire transfer of immediately available funds to the account specified by the party to whom such payment is owed.

         1.03 Closing. Subject to the terms and conditions contained in this Agreement, the Closing will take place at the offices of Swidler Berlin Shereff Friedman, LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174, or at such other place as Purchaser and Seller mutually agree, at 10:00 A.M. local time, on the third Business Day following the satisfaction of all of the conditions to Closing contained in Article V, or such other date and time as the parties may mutually agree (the "Closing Date"). At the Closing, Purchaser will pay the Estimated Purchase Price (less the amounts to be deposited in the Escrow Account pursuant to Section 1.04) by wire transfer of immediately available funds to such account as Seller may direct by written notice delivered to Purchaser by Seller before the Closing Date. Simultaneously, Seller will assign and transfer to Purchaser good and valid title in and to the Shares, free and clear of all Liens (other than Liens created by or on behalf of Purchaser or any of its Affiliates), by delivering to Purchaser a certificate or certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank. At the Closing, there shall also be delivered to Seller and Purchaser the documents to be delivered under Sections 5.01(c) and 5.02(c), respectively.

         1.04 Escrow Account. At the Closing, U.S. $2,000,000 of the Estimated Purchase Price will be deposited in a segregated, interest-bearing escrow account (the "Escrow Account") with the Escrow Agent pursuant to an escrow agreement in substantially the form attached hereto as Exhibit A (the "Escrow Agreement"), to be distributed by the Escrow Agent as follows:

            (a) U.S. $500,000 (the "Working Capital Escrow Amount") shall be held in the Escrow Account to secure against any Working Capital Purchase Price Adjustment to be paid pursuant to Section 1.02(b)(iv). On the Purchase Price Determination Date the Working Capital Escrow Funds, less the amount of any Working Capital Escrow Payment made pursuant to Section 1.02(b)(iv), shall be paid to Seller by the Escrow Agent.

            (b) U.S. $1,500,000 (the "Representations Escrow Amount") shall be held in the Escrow Account to secure against any Indemnity Obligations of Seller. In the event that, at any time on or before March 31, 2003 (the "Representations Escrow Termination Date"), Purchaser delivers any Claim Notice or Indemnity Notice to Seller, and the amount of Seller's Indemnity Obligations thereunder is not disputed by Seller in good faith, such amount shall be immediately paid to Purchaser by the Escrow Agent out of the Representations Escrow Funds (any such payment by the Escrow Agent being referred to herein as a "Representations Escrow Payment"); provided that, to the extent that the Representations Escrow Funds are not sufficient to cover the full amount of Seller's undisputed Indemnity Obligations under such Claim Notice or Indemnity Notice, the remaining amount of such Indemnity Obligations shall be paid directly by Seller. In the event that, at any time on or before the Representations Escrow Termination Date, Purchaser delivers any Claim Notice or Indemnity Notice to Seller, and the amount of Seller's Indemnity Obligations thereunder is disputed by Seller in good faith or is not readily ascertainable, a reserve shall be established against the Representations Escrow Funds (a "Representations Escrow Reserve") in the amount of Purchaser's good faith estimate of Seller's Indemnity Obligations, as set forth in such Claim Notice or Indemnity Notice. Within three Business Days of the Representations Escrow Termination Date, all of the Representations Escrow Funds, other than any Representations Escrow Reserves and any Representations Escrow Payments previously made or to be made to Purchaser, shall be paid by the Escrow Agent to Seller. If, at any time following the Representations Escrow Termination Date, the amount of Seller's Indemnity Obligations under any Claim Notice or Indemnity Notice is resolved indisputably, in whole or in part, such amount shall be paid immediately by the Escrow Agent to Purchaser out of the Representations Escrow Funds, and, to the extent that the aggregate amount of remaining Representations Escrow Funds following such payment exceeds the aggregate amount of remaining Representations Escrow Reserves, such excess shall be paid by the Escrow Agent to Seller.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER


         Seller hereby represents and warrants to Purchaser as follows:

         2.01 Corporate Existence and Authority of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Seller has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, to own, hold, sell and transfer (pursuant to this Agreement) the Shares. The execution, delivery and performance by Seller of this Agreement have been duly authorized by all necessary action on the part of Seller and its stockholders, board of directors and officers. Assuming due authorization, execution and delivery by Purchaser, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors' rights generally or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at Law.

         2.02 Corporate Existence of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. The Company is qualified to do business and in good standing in each jurisdiction where the character or location of the Assets and Properties owned, leased or operated by it, or the nature of its activities, makes such qualification necessary. Section 2.02 of the Disclosure Schedule sets forth a complete list of all jurisdictions in which the Company is so qualified.

         2.03 Capital Stock. The authorized capital stock of the Company consists solely of 1,000 shares of Common Stock, of which only the Shares have been issued. The Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable, and have been issued in full compliance with all applicable Laws. Except as set forth in Section 2.03 of the Disclosure Schedule, Seller owns the Shares, beneficially and of record, free and clear of all Liens. Except as set forth in Section 2.03 of the Disclosure Schedule, there are no outstanding Options with respect to the Company, the Shares or the Assets and Properties of the Company and its Subsidiaries. The delivery of a certificate or certificates at the Closing representing the Shares in the manner provided in
Section 1.03 will transfer to Purchaser good and valid title to the Shares, free and clear of all Liens, other than Liens created by or on behalf of Purchaser or any of its Affiliates.

         2.04 Subsidiaries. Section 2.04 of the Disclosure Schedule lists each Subsidiary. Each Subsidiary is a corporation validly existing and in good standing under the Laws of its jurisdiction of incorporation identified in
Section 2.04 of the Disclosure Schedule, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Each Subsidiary is qualified to do business and in good standing in each jurisdiction where the character or location of the Assets and Properties owned, leased or operated by it, or the nature of its activities, makes such qualification necessary. Section 2.04 of the Disclosure Schedule sets forth a complete list, for each Subsidiary, of all jurisdictions in which such Subsidiary is so qualified. Section 2.04 of the Disclosure Schedule lists, for each Subsidiary, the amount of its authorized capital stock, the amount of its outstanding capital stock and the record owners of such outstanding capital stock. Except as disclosed in Section 2.04 of the Disclosure Schedule, all of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in full compliance with all applicable Laws, and are owned, beneficially and of record, by the Company, free and clear of all Liens. There are no outstanding Options with respect to any Subsidiary. Other than the Subsidiaries, the Company does not, directly or indirectly, own an interest in any other Person, including, without limitation, any joint venture or partnership.

         2.05 No Conflicts. The execution and delivery by Seller of this Agreement do not, and the performance by Seller of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

            (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of Seller, the Company or any Subsidiary;

            (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.06 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Seller, the Company or any Subsidiary (other than any such conflict, violation or breach as would occur solely as a result of the legal or regulatory status of Purchaser or any of its Affiliates); or

            (c) except as disclosed in Section 2.05 of the Disclosure Schedule or as is not reasonably likely to have a Material Adverse Effect (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Seller, the Company or any Subsidiary to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of,
(iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to or (v) result in the creation or imposition of any Lien upon Seller, the Company or any Subsidiary or any of their respective Assets and Properties under, any Contract or Permit to which Seller, the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound.

         2.06 Governmental Approvals and Filings. Except as disclosed in Section
2.06 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Seller, the Company or any Subsidiary is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except those as would be required solely as a result of the legal or regulatory status of Purchaser or any of its Affiliates.

         2.07 Financial Statements and Condition; Undisclosed Liabilities.

            (a) Prior to the execution of this Agreement, Seller has delivered or made available to Purchaser true and complete copies of the (i) audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2000, 1999, and 1998 and the related audited statements of income and cash flows for the fiscal years then ended and (ii) the unaudited and draft audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2001 and the related unaudited and draft audited statements of income and cash flows for the fiscal year then ended.

            (b) All such Financial Statements are true and complete in all material respects and, except as set forth in the notes thereto or as disclosed in Section 2.07(b) of the Disclosure Schedule, were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods covered thereby (except, in the case of the financial statements specified in clause (a)(ii) above, for normal year-end adjustments and the inclusion of footnotes). Except for those Subsidiaries listed in Section 2.07(b) of the Disclosure Schedule, the financial condition and results of operations of each Subsidiary are, and for all periods referred to in this Section 2.07 have been, consolidated with those of the Company.

            (c) Except as set forth in Section 2.07(c) of the Disclosure Schedule, the Company has no Liabilities, other than (i) Liabilities which are set forth on and reflected or reserved for in the Financial Statements, (ii) Liabilities that are not required to be set forth in the Financial Statements and do not exceed U.S. $100,000 in the aggregate and (iii) Liabilities arising in the ordinary course of business, consistent with past practices, since the Financial Statement Date.

         2.08 Absence of Changes or Events. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date or as disclosed in the Financial Statements or in the relevant subsection of Section 2.08 of the Disclosure Schedule, since the Financial Statement Date there has not, with respect to the Company or any of its Subsidiaries, been any:

            (a) events which are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect;

            (b) transactions not in the ordinary course of business (including any sale of, or commitment to sell, Assets and Properties or equity securities or merger or proposed merger) with a value in excess of U.S. $50,000 in the aggregate;

            (c) damage, destruction or loss (whether or not insured) of Assets and Properties in excess of $50,000 in the aggregate;

            (d) failure to maintain in full force and effect substantially the same level and type of insurance coverage, at substantially the same cost to the Company and/or its Subsidiaries, as in effect on the Financial Statement Date for destruction, damage to or loss of any Assets and Properties (provided, that Purchaser acknowledges that Parent currently maintains the Parent Insurance Policies on behalf of the Company and its Subsidiaries, and that Seller makes no representation as to any increase in cost of any Insurance that may result solely from the need for the Company and/or its Subsidiaries to obtain Insurance separate from the Parent Insurance Policies prior to or as of the Closing);

            (e) change in accounting principles, methods or practices, or investment practices;

            (f) change in claims, payment and processing practices or policies regarding intercompany transactions;

            (g) change in the valuation of any Assets and Properties on the Books and Records of the Company or any of its Subsidiaries;

            (h) declaration, setting aside or payment of any dividend or other distribution in respect of any capital stock or other equity security of the Company or any of its Subsidiaries, or any direct or indirect redemption, purchase or other acquisition of any shares of such capital stock or such other equity security (other than (A) cash dividends or (B) dividends or distributions from a Subsidiary to the Company or a wholly-owned Subsidiary of the Company);

            (i) amendment to the charter, bylaws or similar governing documents of the Company or any of its Subsidiaries;

            (j) disposition or lapse of any Intellectual Property (including any license, permit or authorization to use any Intellectual Property) material to the Business, other than dispositions or lapses (i) set forth in Sections 2.16(b) or 2.21 of the Disclosure Schedule or (ii) pur-suant to Contracts relating to the licensing of artwork that are not included within the definition of "Material Contracts" set forth in Section 2.16;

            (k) cancellation of any debt owed to the Company or any of its Subsidiaries or waiver or release of any contract, right or claim of the Company or any of its Subsidiaries, other than (in all cases) in the ordinary course of business, consistent with past practices, in amounts not in excess of U.S. $50,000 in the aggregate;

            (l) incurrence of, or commitment to incur, Indebtedness or any capital expenditure or commitment, other than (in all cases) in the ordinary course of business, consistent with past practices, in amounts not in excess of U.S. $50,000 in the aggregate;

            (m) amendment of any Material Contract, except as set forth in Sections 2.16(a), 2.16(b) or 2.21 of the Disclosure Schedule;

            (n) increase or commitment to increase the salary or other compensation payable, or to pay any bonus, to (i) any employee, agent or independent contractor, other than in the ordinary course of business, consistent with past practices or (ii) any officer or director, whether or not in the ordinary course of business;

            (o) commitment to enter into any employment agreement; or

            (p) Agreement or understanding legally obligating the Company or any Subsidiary to take any of the actions described in this Section 2.08.

         2.09 Taxes. All representations under this Section 2.09 concerning Taxes, Tax Returns and Taxable periods ended or events occurring on or before May 27, 1998 or documents relating thereto are made to the Knowledge of Seller, unless specifically stated otherwise. Except as set forth in Section 2.09 of the Disclosure Schedule:

            (a) Each of the Company and its Subsidiaries has duly filed, or has had filed on its behalf, with the appropriate Governmental or Regulatory Authority, all Tax Returns required to have been filed by it on a separate company basis (collectively, the "Group Tax Returns"), and all Group Tax Returns are true, correct, accurate and complete. Each Tax Return required to have been filed (or actually filed) on a consolidated, combined or unitary basis with respect to any Affiliated Group (a "Consolidated Tax Return"), for a taxable period during which the Company or any of its Subsidiaries was a member of such Affiliated Group, has been duly filed with the appropriate Governmental or Regulatory Authority on behalf of such Affiliated Group. All such Consolidated Tax Returns are true, correct, accurate and complete, in all respects, insofar as they relate to the Company or any of its Subsidiaries.

            (b) There are no Liens with respect to Taxes on any of the Assets and Properties of the Company or any of its Subsidiaries other than Permitted Liens. All Taxes required to have been paid by any of the Company and its Subsidiaries and Taxes assessed or required to have been paid with respect to the Consolidated Tax Returns (whether or not shown on the Group Tax Returns or the Consolidated Tax Returns) have been paid on or before the Closing Date. Any adjustment of Taxes of any of the Company or its Subsidiaries made by any taxing authority that is required to be reported to any other taxing authority has been so reported.

            (c) All Taxes of the Company or any of its Subsidiaries incurred since December 31, 2001 were incurred in the ordinary course of business, consistent with past practices, or incurred as a result of the transactions contemplated hereby.

            (d) All Taxes of the Company or any of its Subsidiaries required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, stockholder, claimant, creditor or other Person have been duly and properly withheld and paid over or deposited.

            (e) None of the Group Tax Returns or the portions of the Consolidated Tax Returns relating to the separate income and other items of the Company and its Subsidiaries for any taxable periods currently is the subject of an audit nor has any Governmental or Regulatory Authority issued a written notice that any such Tax Return filed on or after May 28, 1998 been audited nor, to the Knowledge of Seller, has any other such Tax Return with respect to any taxable period ended on or after December 31, 1996 been audited, where, in either case, such audit involved a proposed assertion of a material increase in Tax liability over the Tax reported on the return so audited.

            (f) There are no disputes, claims or proceedings with respect to Taxes arising under such Group Tax Returns or Consolidated Tax Returns or for which the Company or its Subsidiaries may be liable that are currently pending or, to the Knowledge of Seller, threatened. Seller does not have any specific basis to expect any Governmental or Regulatory Authority to assess any additional Taxes with respect to periods covered by the Group Tax Returns or in connection with an examination of the portion of the Consolidated Tax Returns relating to the separate income and other items of the Company and its Subsidiaries reported on the Consolidated Tax Returns. To the Knowledge of Seller, no claim has been made by any taxing jurisdiction where the Company has not filed Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

            (g) None of the Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency (other than a waiver or extension that has expired prior to the date of this Agreement), and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Tax matter is currently in effect.

            (h) None of the Company and any of its Subsidiaries has joined (or was required to join) in the filing of a consolidated, combined or unitary Tax Return required to be filed on or after December 31, 1996 with any other corporation, other than corporations (including successors of such corporations) included in the Affiliated Group of which the common parent is Parent.

            (i) None of the Company and its Subsidiaries has any liability for the Taxes of any Person arising in any taxable year ending after May 27, 1998 under Treasury Regulation

Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract or otherwise, other than with respect to Taxes of the Affiliated Group of which Parent is the common parent.

            (j) No Indebtedness of the Company or any of its Subsidiaries consists of "corporate acquisition indebtedness" within the meaning of Section 279 of the Code. No Assets and Property of the Company or any of its Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the Code, nor property that the Company will be required to treat as being owned by another Person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986. None of the Company and any of its Subsidiaries: (i) has filed an election, consent or agreement under Section 341(f) of the Code; (ii) is a "loss corporation" within the meaning of Section 382(k)(1) of the Code;
(iii) is (or was during the period set forth in Section 897(c)(1)(A)(ii) of the Code) a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code; (iv) is required to include any amounts in income for taxable years ending after the Closing Date pursuant to Section 481(a) of the Code or any similar provision of state or local Law by reason of a change in accounting method required to be made in a taxable year ending on or before the Closing Date, and, to the Knowledge of Seller, neither the IRS nor any similar taxing authority, is currently proposing any change in the method of accounting with respect to the Company or any of its Subsidiaries for taxable years ending on or before the Closing Date that would require inclusion pursuant to Section 481(a) of the Code of such amounts in taxable years ending after the Closing Date; or (v) has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.

            (k) None of the Company and any of its Subsidiaries was a "distributing corporation" or a "controlled corporation," within the meaning of
Section 355 of the Code, within the last two years, or at any time, if the distribution pursuant to Section 355 of the Code was part of a plan (or series of transactions) which included the transactions contemplated hereby.

            (l) Seller has provided Purchaser with copies or made available for examination copies, to the extent requested by Purchaser, of: (i) all Group Tax Returns and Consolidated Tax Returns (insofar as they relate solely to the Company or any of its Subsidiaries) for taxable periods ending after May 27, 1998; (ii) any notices, protests or closing agreements issued by, filed with or entered into with a Governmental or Regulatory Authority relating to issues arising in any audit, litigation or similar proceeding with respect to the liability for Taxes of the Company or any of its Subsidiaries (insofar as such notices relate solely to the Company or any of its Subsidiaries); (iii) any elections relating to Taxes of the Company or any of its Subsidiaries which will have continuing effect for taxable years ending after the Closing Date filed by or on behalf of the Company or any of its Subsidiaries with any taxing authority (which are not otherwise included in or apparent from the Group Tax Returns or portions of Consolidated Tax Returns referred to in (i) above); (iv) any letter rulings, determination letters or similar documents issued by any taxing authority to the Company or any of its Subsidiaries which has continuing effect for taxable years ending after the Closing Date; and (v) any Tax sharing or similar agreement or arrangement to which the Company or any of its Subsidiaries is or has been a party which has continuing effect for taxable years ending after the Closing Date.

         2.10 Legal Proceedings. There are no Orders outstanding or Actions or Proceedings pending (or, to the Knowledge of Seller, threatened) against Seller, the Company, any Subsidiary, their respective Assets and Properties, or any of their respective officers, directors or employees (in their capacities as officers, directors or employees of Seller, the Company or any Subsidiary) which are reasonably likely (individually or in the aggregate) to (i) have a Material Adverse Effect, (ii) result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, or (iii) challenge or otherwise have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement. There are no unsatisfied or outstanding judgments against the Company, any of its Subsidiaries or any of their respective Assets and Properties. To the Knowledge of Seller, no investigation or review by any Governmental or Regulatory Authority with respect to the Company or any of its Subsidiaries, or any of their respective Assets and Properties, is pending or threatened, nor, to the Knowledge of Seller, has any Governmental or Regulatory Authority indicated to the Company or any of its Subsidiaries an intention to conduct the same. None of Seller, the Company, nor any of its Subsidiaries, has received any memorandum or legal advice or notice from legal counsel to the effect that it is likely, from a legal standpoint, that the Company or any of its Subsidiaries will incur any Liability or disadvantage that may cause a Material Adverse Effect.

         2.11 Compliance With Laws and Orders. Except for violations or defaults not reasonably likely (individually or in the aggregate) to have a Material Adverse Effect, neither the Company nor any Subsidiary is in violation of or in default under any Law or Order applicable to the Company or any Subsidiary or any of their respective Assets and Properties, and all such Assets and Properties are being operated in accordance with all applicable Laws and Orders.

         2.12 Benefit Plans; ERISA.

            (a) Section 2.12(a) of the Disclosure Schedule contains a true and complete list of each Benefit Plan, and identifies each Benefit Plan that is a Qualified Plan and each Benefit Plan that covers employees of an employer other than the Company or one of its Subsidiaries (each, an "AGT Plan"). Seller has made available to Purchaser, with respect to each Benefit Plan, accurate and complete copies of (i) all written documents comprising such plan (including amendments, service agreements, and trust and other funding agreements), (ii) the summary plan description currently in effect and all material modifications thereto, if any, for such plan, (iii) the most recent IRS determination letter, if any, for such plan and (iv) any other written communications to any employees, to the extent, to the Knowledge of Seller, that the provisions of such plan described therein differ materially from such provisions as set forth or described in the other information or materials furnished above.

            (b) Neither the Company nor any Subsidiary maintains or is obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Qualified Plan) which provides benefits to retirees or other terminated employees other than benefit continuation rights under
Section 4980B of the Code, Sections 601 through 608 of ERISA or applicable local law. Except as set forth in Section 2.12(a) of the Disclosure Schedule, all health and medical benefit coverage, and all death benefit coverage, under each Benefit Plan is provided solely through insurance.

            (c) Except as set forth in Section 2.12(a) of the Disclosure Schedule, no Benefit Plan is (i) a "multiemployer plan," as that term is defined in Section 4001 of ERISA, (ii) a "multiple employer plan," as described in
Section 413(c) of the Code, (iii) a "multiple employer welfare arrangement," as defined in Section 3(40) of ERISA, (iv) an unfunded plan of deferred compensation, (v) a "voluntary employees' beneficiary association," within the meaning of Section 501(c)(9) of the Code or (vi) maintained outside of the United States.

            (d) Each Benefit Plan complies with, and is being operated and administered in compliance with, its terms and all applicable reporting, disclosure and other requirements of ERISA, the Code and all other applicable Laws, except for failures to comply which are not reasonably likely (individually or in the aggregate) to have a Material Adverse Effect. No "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code or any breach of fiduciary responsibility under ERISA has occurred with respect to any Benefit Plan, except for violations which are not reasonably likely (individually or in the aggregate) to have a Material Adverse Effect.

            (e) All contributions and other payments required to be made by the Company or any Subsidiary to any Benefit Plan for the period up to and including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in Financial Statements in accordance with GAAP.

            (f) No Benefit Plan is subject to Part 3 of Title I of ERISA,
Section 412 of the Code or Title IV of ERISA.

            (g) Except as set forth in Section 2.12(g) of the Disclosure Schedule, there are no pending or, to the Knowledge of Seller, threatened Actions or Proceedings for benefits relating to or under any Benefit Plan which is reasonably likely to result in Liability on the part of Purchaser, the Company, any Subsidiary or any fiduciary of any such Benefit Plan. Except as set forth in Section 2.12(g) of the Disclosure Schedule, no Benefit Plan is presently under audit or examination by any Governmental or Regulatory Authority, and no matters are pending with respect to any Benefit Plan under the IRS voluntary compliance resolution program, its closing agreement program, or any other similar program. To the Knowledge of Seller, there is no unpaid material liability, tax, fine or penalty with respect to any employee benefit plan, which would be a Benefit Plan but for the fact that it is not in existence as of the Closing Date, that could be imposed upon the Company or any of its Subsidiaries

            (h) Each Benefit Plan which is (or ever was) intended to qualify under Section 401 of the Code is a Qualified Plan (or, if applicable, was a Qualified Plan upon its termination), other than with respect to a qualification defect that can be corrected without a Material Adverse Effect. Each such Benefit Plan has received a determination letter from the IRS that states that such plan is a Qualified Plan, and to the extent that the Company and its Subsidiaries may not currently rely on such determination letter, the remedial amendment period for such Benefit Plan remains open.

            (i) Except as set forth in Section 2.12(j) of the Disclosure Schedule, no employee of the Company or any of its Subsidiaries, or any other Person, shall accrue or receive additional benefits, additional credit for service, accelerated vesting or accelerated rights to payment of any benefit under any Benefit Plan, or become entitled to any severance, termination allowance or similar payments as a result of the execution and delivery of, or the transactions contemplated by, this Agreement. Such execution and delivery, or the consummation of such transactions, shall not result in any increase in the contributions required to be made to any Benefit Plan. No payment made or contemplated under any Benefit Plan, or by the Company or any of its Subsidiaries, constituted, or would constitute, an "excess parachute payment" within the meaning of Section 280G and 4999 of the Code.

            (j) Except as set forth in Section 2.12(j) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is under any obligation to modify any Benefit Plan, or to establish any new employee benefit plan. The Company or one of its Subsidiaries or an ERISA Affiliate has expressly reserved to itself the right to amend, modify or terminate each Benefit Plan (and any service or funding agreement or arrangement for each Benefit Plan), at any time without liability or penalty to itself (other than routine expenses); provided, that the right to amend, modify or terminate benefits for employees that are subject to a collective bargaining agreement is subject to the collective bargaining process, and the Company may not unilaterally change any written employment agreement. No Benefit Plan requires the Company or any of its Subsidiaries to continue to employ any employee, director or officer, or to continue to use the services of any independent contractor.

            (k) There has been no amendment, interpretation or announcement by the Company, any Subsidiary or any ERISA Affiliate relating to any Benefit Plan which would materially increase the expense of maintaining such plan above the level of expense incurred with respect to that plan for the most recent fiscal year included in the Financial Statements.

            (l) No ERISA Affiliate has incurred any liability, fine, tax or penalty with respect to any Plan, other than a Benefit Plan, which is material in amount, and which could be imposed upon Purchaser, the Company or any of its Subsidiaries.

            (m) All liability for unfunded or uninsured health, medical, dental, death, flexible spending account, deferred compensation or retirement benefits under any Benefit Plan (including the New Health Plan) that are earned or arise out of any event occurring prior to the Closing Date has been (or, in the case of the New Health Plan, will be) assumed by Seller and/or Parent, and neither the Company nor any of its Subsidiaries has or will have any such liability (other than to the extent that such liability is a current liability included in the calculation of Net Working Capital as of the Closing Date). A reserve (based on historical experience) will be reflected on the Closing Balance Sheet as a current liability included in the calculation of Net Working Capital as of the Closing Date in order to reflect the accrual from January 1, 2002 to the Closing Date of matching contributions under the Company's 401(k) Plan, which vest on December 31, 2002.

         2.13 Real Property.

            (a) Section 2.13(a) of the Disclosure Schedule contains a true, correct and complete list of each parcel of Real Property owned or leased by the Company or any Subsidiary, indicates whether such Real Property is owned or leased and provides an accurate description of the premises owned or leased by the Company and the facilities located on such premises.

            (b) The Company or one of its Subsidiaries is in possession of, and has good, valid and marketable title to, each parcel of the Owned Real Property, free and clear of all Liens (other than Liens set forth in Section 2.13(b) of the Disclosure Schedule, which will be discharged prior to the Closing). Seller has provided Purchaser with a true, correct and complete copy of the deeds (including any amendments thereto) for all Owned Real Property. Section 2.13(b) of the Disclosure Schedule contains a schedule of the current real estate tax amounts and any actual or pending real estate tax assessments, abatements, exemptions or certiorari proceedings with respect to the Owned Real Property. All public utilities for the Owned Real Property are installed through valid easements, and no air or development rights have been transferred to any Person.

            (c) Seller has provided Purchaser with a true, correct and complete copy of each Lease (including any amendments thereto) and each Owned Real Property Lease (including any amendments thereto). Section 2.13(c) of the Disclosure Schedule lists, for each Lease and each Owned Real Property Lease, a summary of any rental abatements, rental prepayments, previously exercised options, unperformed landlord obligations for tenant work, unpaid work allowances to tenants or landlord rights to receive tenant credits in effect with respect to such Lease. The Company or one of its Subsidiaries is the sole lessee or sublessee under each Lease, and is in possession of the Leased Premises. Each of the Leases and the Owned Real Property Leases is in full force and effect, and the Company or its Subsidiary (as applicable) is in compliance with all commitments and obligations on its part to be performed or observed thereunder. To the Knowledge of Seller, each party to each Lease or Owned Real Property Lease other than the Company or its Subsidiary (as applicable) has complied with all material commitments and obligations on its part to be performed and observed thereunder. Neither the Company nor any of its Subsidiaries has waived any obligation of any landlord or tenant (as applicable) or any right under any of the Leases or the Owned Real Property Leases. Neither Seller, the Company, nor any of the Company's Subsidiaries, has received any written or oral notice of a default, offset or counterclaim under any Lease or Owned Real Property Lease and no event or condition exists which constitutes or would constitute a default or, after notice or lapse of time or both, is reasonably likely (either individually or in the aggregate) to constitute a default under such Lease or Owned Real Property Lease (as applicable). There is no Lien upon any leasehold interest of the Company or any of its Subsidiaries under any Lease. Except as set forth in Section 2.05 of the Disclosure Schedule, no consent of any Person is required under any Lease or Owned Real Property Lease in connection with the consummation of the transactions contemplated hereby. The Company has no obligation to pay any brokerage fee or commissions with respect to any Lease or Owned Real Property Lease (including any extensions or renewals thereof) or with respect to any future rental agreement relating to the Owned Real Property. The Owned Real Property Lease pursuant to which the Company leases a portion of its Novato, California facilities to a third party expires on December 31, 2002, and the tenant thereunder has no further right to renew such Owned Real Property Lease.

            (d) There are no pending or, to the Knowledge of Seller, threatened Actions or Proceedings (including condemnation or foreclosure) that could affect any of the Leases, the Leased Premises or the Owned Real Property. Neither the Company nor any of its Subsidiaries has violated, and, to the Knowledge of Seller, there are no violations of, any Law affecting the Leased Premises or the Owned Real Property.

         2.14 Assets and Properties. Except as disclosed in Section 2.14 of the Disclosure Schedule, the Company or a Subsidiary is in possession of and has good, valid and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all Assets and Properties material to the Business or Condition of the Company, including all Assets and Properties reflected on the balance sheet included in the most recent Financial Statements and all Assets and Properties acquired since the Financial Statement Date, in each case other than Assets and Properties disposed of in the ordinary course of business, consistent with past practices. All of such Assets and Properties are owned by the Company or a Subsidiary (as applicable) free and clear of all Liens, other than Permitted Liens and Liens disclosed in Section 2.14 of the Disclosure Schedule, are in good working order and condition, ordinary wear and tear excepted. The Assets and Property of the Company and its Subsidiaries that are characterized as inventory consist of raw materials and finished goods saleable in the ordinary course of the Business, consistent with past practices. The Financial Statements reflect an adequate reserve for all inventory of the Company or any of its Subsidiaries that is slow-moving, as determined in accordance with the Company's past practices, or is obsolete, damaged or defective.

         2.15 Intellectual Property Rights.

            (a) Section 2.15(a) of the Disclosure Schedule sets forth a complete and correct list of any patent, patent application, trademark (whether or not registered), trademark application, trade name, service mark, copyright and other proprietary intellectual property (collectively, "Intellectual Property") owned, licensed by the Company or any of its Subsidiaries, or otherwise used in connection with the Business, other than commercial software licensed pursuant to a "shrink-wrap" software license.

            (b) Except as disclosed in Section 2.15(b) of the Disclosure Schedule, each of the Company and its Subsidiaries has the exclusive right to use all of the Intellectual Property that is owned by the Company or any of its Subsidiaries.

            (c) Except as set forth in Section 2.15(c): (i) the use by the Company and its Subsidiaries of the Company Intellectual Property has not and does not infringe upon or otherwise violate the rights of any other Person; (ii) to the Knowledge of Seller, no other Person has infringed or otherwise violated, or is infringing or otherwise violating, the rights of the Company or its Subsidiaries in any Company Intellectual Property; (iii) no claim has been asserted or threatened by any Person against the Company or any of its Subsidiaries with respect to the use of any item of Company Intellectual Property; (iv) no Person has a right to receive a royalty or similar payment, or has any other monetary rights, in respect of any item of Company Intellectual Property, other than Contracts relating to the licensing of artwork used by the Company or its Subsidiaries; and (v) neither the Company nor any of its Subsidiaries is a licensee with respect to any Company Intellectual Property.

         2.16 Contracts. (a) Section 2.16(a) of the Disclosure Schedule contains a true and complete list of each of the following Contracts to which the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound ("Material Contracts"):

                  (i) all Contracts (excluding Benefit Plans) which are not terminable at will and which could require the payment of an amount (including any severance pay) in excess of U.S. $100,000 in any twelve month period providing for a commitment of employment, consultation services, or otherwise relating to employment or the termination of employment;

                  (ii) all Contracts (excluding Benefit Plans) between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate of the Company or any of its Subsidiaries, on the other hand;

                  (iii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company or any Subsidiary to engage in any business activity or compete with any Person, or prohibiting or limiting the ability of any Person to compete with the Company or any Subsidiary;

                  (iv) all Contracts relating to the licensing of artwork used by the Company or its Subsidiaries with respect to which the aggregate amount of revenue generated by the Company with respect to such artwork during either of the last two full fiscal years was greater than U.S. $750,000;

                  (v) all Contracts relating to Indebtedness of the Company or any Subsidiary;

                  (vi) all Contracts relating to (A) the future disposition or acquisition (or proposed disposition or acquisition) of any assets, other than dispositions or acquisitions in the ordinary course of business, consistent with past practices, and (B) any future (or proposed) Business Combination, other than, in the case of both clauses
         (A) and (B), pursuant to an Alternative Transaction;

                  (vii) all joint venture, partnership, cooperative arrangement, strategic alliance or other Contracts involving a sharing of revenue or profits;

                  (viii) all Contracts with any Governmental or Regulatory Authority;

                  (ix) all collective bargaining Contracts;

                  (x) all powers of attorney, proxies or similar instruments presently in effect granted by or to the Company or any of its Subsidiaries;

                  (xi) all Contracts (other than this Agreement) granting a Lien on any Assets and Properties of the Company or any Subsidiary;

                  (xii) all other Contracts (other than Benefit Plans listed in Section 2.12(a) of the Disclosure Schedule, and Leases listed in
         Section 2.13 of the Disclosure Schedule) that: (A) (1) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company or any Subsidiary of more than U.S. $100,000 in any twelve-month period (other than royalty payments with respect to licensed artwork that are calculated as a percentage of the revenue generated by the Company and its Subsidiaries through the sale of products that contain such licensed artwork) or (2) involve performance by the Company or any Subsidiary of any obligations over a period greater than twelve months; and (B) cannot be terminated within 60 days after giving notice of termination without resulting in any material cost or penalty to the Company or any Subsidiary; and

                  (xiii) any proposed Contract that, if entered into, would be a Contract of the type described in this Section 2.16(a) and which Seller reasonably believes, as of the date hereof, is reasonably likely to be entered into on or prior to the Closing Date.

            (b) Except as set forth in Section 2.16(b) of the Disclosure Schedule, (i) each Material Contract is in full force and effect and constitutes a legal, valid and binding obligation, enforceable in accordance with its terms, of the Company or a Subsidiary (as applicable) and, to the Knowledge of Seller, of each other party thereto; (ii) neither the Company, any Subsidiary nor, to the Knowledge of Seller, any other party to any Material Contract is in violation or breach of or default under any such Material Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Material Contract) the effect of which (individually or in the aggregate) is reasonably likely to have a Material Adverse Effect; and (iii) neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of Seller, oral notice of default under any such Material Contract.

            2.17 Labor Matters. Except as set forth in Section 2.17 of the Disclosure Schedule: (i) the Company and each of its Subsidiaries has paid and performed all obligations that are currently due with respect to its employees, independent sales representatives, consultants, agents, independent contractors, sub-contractors, officers and directors, including, without limitation, all wages, salaries, commissions, bonuses, severance pay, vacation pay, benefits, workman's compensation payments and other compensation for all services performed by such Persons and all amounts required to be paid or reimbursed to such Persons as of the date hereof; (ii) the Company and each of its Subsidiaries is in compliance, in all material respects, with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (iii) there is no pending, or to the Knowledge of Seller, threatened, charge, complaint, allegation, application or other process against the Company or any of its Subsidiaries before the National Labor Relations Board or any comparable Governmental or Regulatory Authority; (iv) there is no labor strike, dispute, slowdown or work stoppage or other job action pending, or to the Knowledge of Seller, threatened against or otherwise affecting or involving the Company or any of its Subsidiaries or their respective employees; (v) no employee of the Company or any Subsidiary is presently a member of a collective bargaining unit and, to the Knowledge of Seller, there are no threatened or contemplated attempts to organize any of the employees of the Company or any Subsidiary for collective bargaining purposes;
(vi) to the Knowledge of Seller, neither the Company nor any of its Subsidiaries has hired any illegal aliens as employees; and (vii) there are no race, age, sex or other discrimination complaints pending, or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries. All liability for any current or future workman's compensation payments due to employees, contractors or consultants of the Company or any of its Subsidiary as the result of any occurrence that has taken place or takes place prior to the Closing Date is either covered by insurance the proceeds of which are payable to the Company or one of its Subsidiaries or has been assumed by Seller and/or Parent, and neither the Company nor any of its Subsidiaries has or will have any liability for any such payments (other than to the extent that such liability is a current liability included in the calculation of Net Working Capital as of the Closing Date).

            2.18 Affiliate Transactions. Except as set forth in Section 2.18 of the Disclosure Schedule, neither Seller, nor any of Seller's officers, directors or Affiliates, nor any Affiliate or (to the Knowledge of Seller) officer or director of the Company or any of the Company's Subsidiaries: (a) owns, directly or indirectly, any interest in (other than holdings for investment purposes of less than 1% of a Person's publicly traded equity securities), or is an officer, director, employee or consultant of, any Person which is a competitor, lessor, lessee, supplier, distributor, sales agent, customer, licensor, licensee, service provider or otherwise does business with the Company or any of its Subsidiaries (except that Parent currently provides services to the Company that are substantially similar to the services to be provided under the Production Services Agreement, on terms substantially similar to those contained in the Production Service Agreement); (b) owns, directly or indirectly, in whole or in part, any Assets and Properties used by the Company or any of its Subsidiaries in the conduct of the Business; or (c) has any claim whatsoever against, or owes any amount to, the Company or any of its Subsidiaries, except for claims in the ordinary course of business, consistent with past practices, and intercompany balances that will cease to be outstanding prior to the Closing.

            2.19 Insurance. Section 2.19 of the Disclosure Schedule sets forth a true and complete list (including the name of the insurer, coverage and expiration date) of all binders or policies of fire, casualty, liability, product liability, directors' and officers' liability, workers compensation, vehicular, unemployment or other insurance, self insurance programs and fidelity bonds maintained by Parent or an Affiliate of Parent on behalf of, or with respect to, the Company or any of its Subsidiaries (collectively, "Insurance"). All Insurance policies or binders have been issued under valid and enforceable policies or binders for the benefit of the Company and/or its Subsidiaries, all such policies or binders are in full force and effect, the Company and its Subsidiaries are in compliance with the terms thereto and, except as set forth in Section 2.19 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written or oral notice of cancellation with respect thereto. Notwithstanding the foregoing, Purchaser, Parent and Seller acknowledge and agree that (a) Parent currently maintains Insurance on behalf of the Company and its Subsidiaries (collectively, the "Parent Insurance Policies"), (b) Parent Insurance Policies that are written on a "claims made" basis (or replacements for such policies) shall continue to provide coverage to the Company and/or its Subsidiaries for claims made on or after the Closing Date, but only for wrongful acts committed prior to the Closing Date, for a period of at least six years following the Closing Date on terms and conditions substantially similar to those currently in place with respect to such policies (provided that, in the event that a currently existing Parent Insurance Policy that is written on a "claims made" basis is replaced, Parent may purchase "tail coverage" with respect to such policy for the shorter of (1) three years or (2) the balance of the six year period, to the extent that the Company and its Subsidiaries are offered the opportunity to purchase (on terms and conditions substantially similar to those currently in place) additional coverage that extends from the expiration of the tail coverage purchased by Parent to the six year anniversary of the Closing Date), (c) Parent Insurance Policies that are written on an "occurrence" basis shall continue to provide coverage to the Company and/or its Subsidiaries for claims arising from events occurring on or before the Closing Date, but not for claims occurring after the Closing Date, and (d) the Company shall be required to obtain its own Insurance, to the extent deemed necessary by Purchaser, effective as of the Closing Date, to cover claims not covered by the Parent Insurance Policies, as described in clauses (b) and
(c) above. Neither the Company nor any of its Subsidiaries has any Liability for unpaid premiums or premium adjustments (other than current liabilities included in the calculation of Net Working Capital as of the Closing Date). All claims under any Insurance binder or policy have been duly and timely filed. There are no pending or asserted claims outstanding against any Insurance carrier as to which such carrier has denied or questioned liability, and there are no pending or asserted claims outstanding under any Insurance binder or policy that have been disallowed or improperly filed. No insurance carrier has refused to provide any insurance with respect to the Assets and Properties and operations of the Company or any of its Subsidiaries, nor has coverage been limited by any insurance carrier to which an application has been made for any such insurance during the last five years.

         2.20 Environmental Matters. Except as set forth in Section 2.20 of the Disclosure Schedule:

            (a) To the Knowledge of Seller, the Company and each of its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. The Company and each of its Subsidiaries has obtained and are in compliance in all material respects with all Permits required to be issued to it, and, to the Knowledge of Seller, filed all reports and notifications required to be filed by it, pursuant to any Environmental Law. Neither the Company nor any of its Subsidiaries has received any written (or, to the Knowledge of Seller, oral) notice or communication from any Governmental or Regulatory Authority or other third-party that the Company or any of its Subsidiaries is not in compliance with, or is potentially liable under, any Environmental Law.

            (b) No written (or, to the Knowledge of Seller, oral) notification of a Release of Hazardous Materials by the Company or any of its Subsidiaries has been registered or filed by or on behalf of the Company or any of its Subsidiaries, and no site or facility now owned, operated or leased by the Company or any of its Subsidiaries is listed on the NPL or any similar list of sites requiring investigation or clean-up under any Environmental Law.

            (c) To the Knowledge of Seller, no Liens have arisen under or pursuant to any Environmental Law on any site or facility now owned, operated or leased by the Company or any of its Subsidiaries, and no Governmental or Regulatory Authority has taken, or (to the Knowledge of Seller) is in the process of taking, any action to subject any such site or facility to such Liens.

            (d) There has been no Release of any Hazardous Material in or on any Real Property owned, operated or leased by the Company or any of its Subsidiaries that, as of the Closing Date, requires (based on any Environmental Law currently in effect) (i) remedial or corrective action, removal, monitoring or closure pursuant to any Environmental Law currently in effect or (ii) Purchaser, the Company or any of its Subsidiaries to incur costs in connection with any Environmental Law pursuant to the terms and conditions of any of the Leases.

            (e) Seller has delivered to Purchaser true, correct and complete copies of all environmental reports, studies, investigations or audits regarding the Real Property owned, operated or leased by the Company or any of its Subsidiaries and in the possession of Seller, other than any such report, study, investigation or audit commissioned by Purchaser.

            (f) To the Knowledge of Seller, there are no underground storage tanks, above-ground storage tanks or surface impoundments or electrical or other equipment containing polychrorinal biphenyls or asbestos-containing material on any Real Property owned, operated or leased by the Company or any of its Subsidiaries.

            (g) To the Knowledge of Seller, neither the Company nor any of its Subsidiaries has transported or arranged for the transport of Hazardous Materials to any location that is (i) listed on the NPL, (ii) listed for possible inclusion on the NPL or any similar list by the Environmental Protection Agency or other governmental or regulatory authority or (iii) subject to remedial actions which might give rise to liability for the Company or its Subsidiaries under Environmental Laws.

         2.21 Material Business Relationships. Section 2.21 of the Disclosure Schedule sets forth an accurate, correct and complete list of the ten largest customers (in terms of revenues) of the Company and its Subsidiaries (the "Material Customers"), the ten largest suppliers (in terms of contributions to costs of goods sold) to the Company and its Subsidiaries (the "Material Suppliers") and the ten largest artists (in terms of revenue generated) to the Company and its Subsidiaries (the "Material Artists") for the fiscal year ended December 31, 2001. Since January 1, 2001, except as set forth in Section 2.21 of the Disclosure Schedule, none of the Material Customers, Material Suppliers or Material Artists has (i) ceased doing business, or materially changed its relationship, with the Company or any of its Subsidiaries, or (ii) materially modified the terms on which it does business with the Company or any of its Subsidiaries, nor, to the Knowledge of Seller, have any Material Customers, Material Suppliers or Material Artists threatened to do any of the foregoing.

         2.22 Permits. Section 2.22 of the Disclosure Schedule contains an accurate, correct and complete list of all Permits of the Company or any of its Subsidiaries that are material to the Business. All such Permits are valid and in full force and effect, and there are no pending or, to the Knowledge of Seller, threatened proceedings which are reasonably likely, individually or in the aggregate, to result in the termination, revocation, or material limitation or impairment of any Permit. The Permits set forth in Section 2.22 of the Disclosure Schedule are sufficient to enable the Company and its Subsidiaries to own their respective Assets and Properties and conduct the Business as currently conducted. No Permit with respect to any of Real Property of the Company or any of its Subsidiaries is violated by any existing improvements. Except as set forth on

Section 2.22 of the Disclosure Schedule, consummation of the transactions contemplated hereby will not adversely affect any of the Permits set forth on
Section 2.22 of the Disclosure Schedule.

         2.23 Absence of Certain Practices. None of the Company, any of its Subsidiaries, nor (to the knowledge of Gary Mariani, Jeff Pearson, Marne Obernauer, Jr., Martin Krall, Joseph Vecchiolla or Kenneth G. Torosian) any of their respective directors, officers, employees, consultants, independent contractors, agents or other Person acting on their behalf, has (i) given any unlawful gift or unlawful similar benefit to any customer, supplier or governmental employee or official or any other Person who is or may be in a position to help or hinder the Company or any of its Subsidiaries in connection with any proposed transaction involving the Company or any of its Subsidiaries,
(ii) used any corporate funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures of corporate funds relating to political activity to, or on behalf of, government officials or other Persons or
(iii) accepted or received any unlawful contributions, payments, gifts or expenditures.

         2.24 Books and Records. The Books and Records of the Company and each of its Subsidiaries are accurate, correct and complete in all material respects. The minute books of the Company and each of its Subsidiaries contain accurate, correct and complete records of all meetings of, and all corporate action taken by, the stockholders, directors or any committee or class thereof.

         2.25 Corporate Names. Section 2.25 of the Disclosure Schedule sets forth a complete and accurate list of all trade names used by the Company or any of its Subsidiaries in connection with the Business.

         2.26 Accounts Payable. Except as set forth in Section 2.26 of the Disclosure Schedule, all accounts payable and accrued expenses reflected on the Financial Statements arose, and each accounts payable and accrued expense that will exist on the Closing Date will have arisen, from bona fide transactions in the ordinary course of the business, consistent with past practices.

         2.27 Accounts Receivable. Except as set forth in Section 2.27 of the Disclosure Schedule, the accounts receivable reflected on the Financial Statements and the accounts receivables on the Closing Date, except to the extent of recorded reserves for doubtful accounts, constitute bona fide receivables resulting from bona fide sales or other transactions in the ordinary course of business, consistent with past practices, the amount of which was actually due on the date of such Financial Statements or on the Closing Date (as applicable) in the normal course of business in accordance with the terms of the sale. No defenses, claims of disability, counterclaims, offsets, refusals to pay or other rights of set-off against any accounts receivable have been asserted in writing or, to the Knowledge of Seller, orally, and there is, to the Knowledge of Seller, no threatened, intended or proposed defense, claim of disability, counterclaim, offset, refusal to pay or other right of set-off with respect thereto, except for any such items the value of which, in the aggregate, does not exceed the amount of the appropriate reserves in the Financial Statements.

         2.28 Bank Accounts. Section 2.28 of the Disclosure Schedule sets forth a list of all bank accounts maintained in the name of the Company or any of its Subsidiaries, indicating the type of account and the names of the persons having power to sign on behalf of the Company or Subsidiary (as applicable) with respect to each such account.

         2.29 Brokers. Except for Veronis, Suhler & Associates, LLC ("Veronis"), whose fees, commissions and expenses are the sole responsibility of Seller, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser and its Representatives without the intervention of any Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against Purchaser, the Company or any Subsidiary for a finder's fee, brokerage commission or similar payment.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER


         Purchaser hereby represents and warrants to Seller as follows:

         3.01 Corporate Existence and Authority of Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary action on the part of Purchaser and its stockholders, board of directors and officers. Assuming due authorization, execution and delivery by Seller, this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors' rights generally or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at Law.

         3.02 No Conflicts. The execution and delivery by Purchaser of this Agreement do not, the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

            (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws of Purchaser;

            (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 3.03, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser (other than any such conflict, violation or breach as would occur solely as a result of the legal or regulatory status of Parent, Seller, the Company, any Subsidiary or any Affiliate of any of the foregoing); or

            (c) except as disclosed in Schedule 3.02 or as is not reasonably likely to adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or to perform its obligations hereunder: (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under or (iii) require Purchaser to ob-tain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, any Contract or Permit to which Purchaser is a party or by which any of its Assets and Properties is bound.

         3.03 Governmental Approvals and Filings. Except as disclosed in
Schedule 3.03, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except those as would be required solely as a result of the legal or regulatory status of Purchaser, the Company, any Subsidiary or any Affiliate of any of the foregoing.

         3.04 Legal Proceedings. There are no Orders outstanding or Actions or Proceedings pending (or, to the knowledge of Purchaser, threatened) against Purchaser, its Assets and Properties, or any of its officers, directors or employees (in their capacities as officers, directors or employees of Purchaser) which are reasonably likely (individually or in the aggregate) to (a) result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, or (b) challenge or otherwise have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

         3.05 Purchase for Investment. The Shares will be acquired by Purchaser for its own account for the purpose of investment, it being understood that the right to dispose of such Shares shall be entirely within the discretion of Purchaser. Purchaser will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to cause Seller to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities or blue sky Laws.

         3.06 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller and its Representatives without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Seller, the Company or any Subsidiary for a finder's fee, brokerage commission or similar payment.

                                   ARTICLE IV

                            COVENANTS OF THE PARTIES

         4.01 Covenants of Seller.

            (a) General. Seller shall, and shall cause the Company and each of its Subsidiaries to, use all commercially reasonably efforts to take, or cause to be taken, all actions necessary in order to promptly (i) consummate and make effective the transactions contemplated by this Agreement and (ii) satisfy (and assist Purchaser in satisfying) all of the conditions to Closing. Seller shall negotiate with Purchaser in good faith to agree on the contents, terms and conditions of any documents to be delivered, or agreements to be entered into, at the Closing; pro-vided, that nothing contained herein shall preclude Seller from negotiating and consummating an Alternative Transaction.

            (b) Conduct of Business. Except as otherwise expressly contemplated by this Agreement or as specifically consented to in writing by Purchaser, from the date hereof until the Closing or earlier termination of this Agreement (other than in connection with the consummation of an Alternative Transaction):

                  (i) Seller shall cause the Company and each of its Subsidiaries to use its commercially reasonable efforts to (A) preserve its present business organization intact, (B) keep available to Purchaser the services of its present officers, employees, consultants and independent contractors, (C) preserve the goodwill of and present relationships with Persons having business dealings with it, (D) operate its Business in the ordinary course of business, consistent with past practices (including the payment of accounts payable and the collection of accounts receivables), (E) maintain its Assets and Properties in good operating condition and repair in accordance with past practices, (F) maintain its Books and Records in accordance with good business practice, on a basis consistent with past practices and in accordance with GAAP, (G) perform in all respects all of its obligations under the Material Contracts and (H) maintain all Insurance and Permits necessary for the conduct of the Business.

                  (ii) Seller shall not permit the Company or any of its Subsidiaries to (A) change or amend its certificate of incorporation, bylaws or other organizational documents, (B) issue, sell, redeem, purchase or otherwise acquire any shares of its capital stock, issue or sell any Option or enter into any agreement obligating it to do any of the foregoing, (C) declare, set aside or pay any dividend or other distribution in respect of any capital stock or other equity security (other than (I) cash dividends or (II) dividends or distributions from a Subsidiary to the Company or a wholly-owned Subsidiary of the Company), (D) other than pursuant to existing Contracts or in the ordinary course of business, consistent with past practices, acquire or dispose of any amount of receivables, fixed assets or other Assets and Properties, (E) other than in the ordinary course of business, consistent with past practices, subject any of its Assets and Properties to any Lien or incur any additional Indebtedness (other than Indebtedness which is prepayable without penalty or premium), (F) other than increases in the ordinary course of business, consistent with past practices, or increases required by any existing Contract or Law, grant any material increase in the aggregate compensation payable or to become payable to its officers, employees, consultants and independent contractors or any material increase in the aggregate compensation or benefits payable under the bonus, incentive, pension and other employee benefit plans, payments or arrangements maintained by it, (G) enter into or amend any employment agreement not terminable at will and which could require the payment of an amount (including severance pay) in excess of U.S. $100,000 in any twelve month period without providing written notice to Purchaser within three Business Days after entering into or amending such agreement, (H) enter into any partnership, joint venture agreement or similar arrangement, (I) enter into any Contract to purchase the capital stock of any Person or the assets of any Person purchased as part of the acquisition of a business, (J) change any accounting methods, principles or practices, (K) enter into, amend, terminate or revoke any Material Contract without providing written notice to Purchaser within three Business Days after entering into, amending, terminating or revoking such Material Contract, (L) pay, discharge or satisfy any Liability, or prepay any obligation, except in the ordinary course of business, consistent with past practices, (M) cancel any debt or receivable or waive any material claims or rights, except in the ordinary course of business, consistent with past practices, (N) commit to any capital expenditure (other than capital expenditures listed in Section 2.08(l) of the Disclosure Schedule) in excess of U.S. $50,000 in the aggregate; or (O) undertake, or agree to undertake, any of the other actions set forth clauses
         (i)-(xiii).

            (c) Indebtedness; Cash Balance. On or prior to the Closing Date, Seller shall cause the Company and its Subsidiaries to repay or otherwise extinguish all Indebtedness to or from any Affiliate (other than Indebtedness solely among any of the Company and its Subsidiaries), all long-term Indebtedness and all other Indebtedness not included in the calculation of Net Working Capital in full and without any negative Tax effect to the Company or its Subsidiaries, whether resulting from any forgiveness of Indebtedness or otherwise. As of the Closing, Seller shall ensure that the Company has a cash balance of at least U.S. $250,000.

            (d) Access. Seller shall cause the Company and each of its Subsidiaries to provide Purchaser and its Representatives with reasonable access to the personnel, Assets and Properties and Books and Records of the Company and each of its Subsidiaries, and shall provide such information with respect to the Business as Purchaser may reasonably request, in connection with Purchaser's Due Diligence Review.

            (e) Updates; Revised Disclosure Schedule. Seller shall promptly inform Purchaser in writing of any development that would cause the representations and warranties contained in Article II to be inaccurate or incomplete in any material respect if given on the date of such development. At least five business days prior to the Closing, Seller shall deliver to Purchaser a revised Disclosure Schedule (the "Revised Disclosure Schedule"), which shall amend and revise the Disclosure Schedule to reflect events and developments that have occurred from the date hereof to the delivery date and would have been appropriate subject matter for the Disclosure Schedule. Notwithstanding anything herein to the contrary, to the extent that the Revised Disclosure Schedule is used to correct any misstatements or omissions in the Disclosure Schedule, Seller shall continue to be liable, to the extent provided by Article VIII, for any Losses resulting from any action, or failure to take any action, by any Purchaser Indemnified Party prior to the delivery of the Revised Disclosure Schedule; provided, that, if Purchaser elects to proceed with the Closing regardless of such misstatements or omissions, it shall notify Seller of such Losses prior to the Closing, and any dispute as to Seller's Indemnity Obligations with respect to such Losses shall be resolved prior to the Closing.

         4.02 Covenants of Purchaser.

                  (a) Purchaser shall use all commercially reasonably efforts to take, or cause to be taken, all actions necessary in order to promptly (i) consummate and make effective the transactions contemplated by this Agreement and (ii) satisfy (and assist Seller in satisfying) all of the conditions to Closing. Purchaser shall negotiate with Seller in good faith to agree on the contents, terms and conditions of any documents to be delivered, or agreements to be entered into, at the Closing.

                  (b) Purchaser shall promptly inform Seller in writing of any development that would cause the representations and warranties contained in
Article III to be inaccurate or incomplete in any material respect if given on the date of such development. At least five business days prior to the Closing, Purchaser shall deliver to Seller a revised Schedule (the "Revised Schedule"), which shall amend and revise the Schedule to reflect events and developments that have occurred from the date hereof to the delivery date and would have been appropriate subject matter for the Schedule. Notwithstanding anything herein to the contrary, to the extent that the Revised Schedule is used to correct any misstatements or omissions in the Schedule, Purchaser shall continue to be liable, to the extent provided by Article VIII, for any Losses resulting from any action, or failure to take any action, by any Seller Indemnified Party prior to the delivery of the Revised Schedule; provided, that, if Seller elects to proceed with the Closing regardless of such misstatements or omissions, it shall notify Purchaser of such Losses prior to the Closing, and any dispute as to Purchaser's Indemnity Obligations with respect to such Losses shall be resolved prior to the Closing.

                  (c) Purchaser shall use commercially reasonable efforts to keep Seller apprised of the status of Purchaser's efforts to obtain the financing referred to in Section 5.02(i).

         4.03 Acknowledgment. Purchaser acknowledges that its rights to consummate the Transaction pursuant to this Agreement are non-exclusive, and that Seller, the Company and their respective Representatives shall at all times prior to the Closing remain free to negotiate with any other Person, enter into definitive agreements with respect to, and consummate an Alternative Transaction, in their sole discretion.

                                   ARTICLE V

                              CONDITIONS TO CLOSING

         5.01 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Seller) at or before the Closing, of each of the following conditions:

                  (a) Accuracy of Representations and Warranties of Purchaser. Each of the representations and warranties of Purchaser contained herein shall be true and correct in all material respects (except for representations and warranties that contain qualifications as to materiality, which shall be true and correct in all respects) at and as of the Closing, with the same force and effect as though then made; provided, however, that any such representations and warranties made as of a specific date shall be true and correct only on and as of such date.

                  (b) Performance by Purchaser. Purchaser shall have performed, satisfied and complied with in all material respects all covenants and agreements required to be performed by it between the date hereof and the Closing.

                  (c) At the Closing, Purchaser shall have delivered to Seller:

                           (i) a certificate of Purchaser, executed by an appropriate officer thereof, to the effect that each of the conditions specified in clauses (a) and (b) have been satisfied as of the Closing Date;

                           (ii) a certificate of the Secretary of Purchaser, confirming the completeness and accuracy of attached copies of (A) the resolutions adopted by the Board of Directors of Purchaser authorizing the transactions contemplated hereby, (B) the Certificate of Incorporation or similar organizational document of Purchaser, certified by the Secretary of State of its State of incorporation or organization and (C) the Bylaws or similar governing documents of Purchaser;

                           (iii) a copy of the Escrow Agreement, executed by Purchaser and the Escrow Agent;

                           (iv) a copy of a production services agreement, substantially in the form attached hereto as Exhibit B (the "Production Services Agreement"), executed by the Company; and

                           (v) an opinion of counsel to Purchaser, substantially in the form attached hereto as Exhibit C.

                  (d) Consents. All consents, authorizations or approvals from any Person required for the consummation of the transactions contemplated hereby by Purchaser (including, without limitation, any such consents, authorizations or approvals included in Sections 3.02 or 3.03 of the Schedule or the Revised Schedule) shall have been obtained and shall be in full force and effect.

                  (e) Absence of Conflicting Law or Order. No Law shall have been enacted or promulgated, and no Order shall have been issued, which (i) prohibits or makes illegal the consummation of the transactions contemplated hereby or (ii) would impose conditions upon the consummation of the transactions contemplated hereby that would have a material adverse effect on such party or impair its ability to recognize the benefits to be gained through the consummation of such transactions.

                  (f) Proceedings and Documents. All legal and corporate proceedings in connection with the transactions contemplated hereby shall be in form and substance reasonably satisfactory to Seller and its counsel.

         5.02 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Purchaser) at or before the Closing, of each of the following conditions:

                  (a) Accuracy of Representations and Warranties of Seller. Each of the representations and warranties of Seller contained herein shall be true and correct in all material respects (except for representations and warranties that contain qualifications as to materiality, which shall be true and correct in all respects) at and as of the Closing, with the same force and effect as though then made; provided, however, that any such representations and warranties made as of a specific date shall be true and correct only on and as of such date.

                  (b) Performance by Seller. Seller shall have performed, satisfied and complied with in all material respects all covenants and agreements required to be performed by it between the date hereof and the Closing.

                  (c) At the Closing, Seller shall have delivered to Purchaser:

                           (i) a certificate of Seller, executed by an appropriate officer thereof, to the effect that each of the conditions specified in clauses (a) and (b) have been satisfied as of the Closing Date;

                           (ii) certificates of the Secretary of Seller and each Subsidiary of Seller, confirming the completeness and accuracy of attached copies of (A) in the case of the certificate to be delivered by the Secretary of Seller only, the resolutions adopted by the Board of Directors and shareholders of Seller authorizing the transactions contemplated hereby, (B) the Certificate of Incorporation of Seller or such Subsidiary, certified by the Secretary of State of its State of incorporation or organization (provided, that, with respect to Subsidiaries organized under jurisdictions outside the United States, such certification shall not be necessary unless required by Purchaser's lenders) and (C) the Bylaws or similar governing documents of Seller or such Subsidiary;

                           (iii) a copy of the Escrow Agreement, executed by Seller and the Escrow Agent;

                           (iv) a copy of a production services agreement, substantially in the form attached hereto as Exhibit B (the "Production Services Agreement"), executed by Parent; and

                           (v) an opinion of in-house counsel to Seller, substantially in the form attached hereto as Exhibit D;

                           (vi) a certification containing the information required by, and in the form prescribed by, Treasury Regulation Section 1.1445-2(b); and

                           (vii) documentation executed by the Company and its Subsidiaries (as applicable) effecting, as of the Closing, any additions or deletions to the list of authorized signatories with respect to the bank accounts listed in Section 2.28 of the Disclosure Schedule.

                  (d) Consents. All consents, authorizations or approvals from any Person required for the consummation of the transactions contemplated hereby by Seller, the Company and its Subsidiaries (including, without limitation, any such consents, authorizations or approvals included in Sections 2.05 or 2.06 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect

                  (e) Absence of Conflicting Law or Order. No Law shall have been enacted or promulgated, and no Order shall have been issued, which (i) prohibits or makes illegal the consummation of the transactions contemplated hereby or (ii) would impose conditions upon the consummation of the transactions contemplated hereby that would have a material adverse effect on such party or impair its ability to recognize the benefits to be gained through the consummation of such transactions.

                  (f) Proceedings and Documents. All legal and corporate proceedings in connection with the transactions contemplated hereby shall be in form and substance reasonably satisfactory to Seller and its counsel.

                  (g) Changes in the Business. From and after the date hereof, no event or events shall have occurred or be threatened that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  (h) Due Diligence. Purchaser shall be satisfied with the results of its Due Diligence Review.

                  (i) Financing. Purchaser shall have received the financing necessary to consummate the transactions contemplated hereby, in amounts, and on terms, satisfactory to Purchaser, in its sole discretion.

                                   ARTICLE VI

                           TAX MATTERS; ERISA MATTERS

         6.01 Tax Sharing Arrangements. Any Tax sharing arrangement or agreement between or among Parent and/or Seller, on the one hand, and Company and/or any of its Subsidiaries on the other hand, shall have been terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, future year, or a past year).

         6.02 Consolidated Income Tax Returns for Periods Through the Closing Date. Parent will include the items of income of each of the Company and its Subsidiaries which is a member of the Affiliated Group of which Parent is the common parent (including to the extent required any deferred income triggered into income by Treasury Regulation Sections 1.1502-13 and 14 and any excess loss accounts taken into income under Treasury Regulation Section 1.1502-19) on the consolidated federal income Tax Returns for all taxable periods of the Company and its

Subsidiaries during which they are members of such Affiliated Group through the Closing Date ("Pre-Closing Periods"). Parent shall prepare and file such Tax Returns and pay the Taxes required to be paid with respect to such Tax Returns on a timely basis. Parent shall prepare such Tax Returns, to the extent they relate to items of the Company and its Subsidiaries, in a manner consistent with prior practices of the Company and its Subsidiaries, provided that such Tax Returns shall be prepared in compliance with applicable law. The Company and its Subsidiaries shall furnish Tax information to Parent for inclusion in such Tax Returns for taxable periods ending on or before the Closing Date in accordance with past custom and practice.

         6.03 Other Income Tax Returns for Tax Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns relating to Income Taxes for the Company and its Subsidiaries for all taxable periods ending on or prior to the Closing Date which are filed after the Closing Date. Seller shall pay on behalf of the Company and its Subsidiaries all Taxes required to be paid with respect to such Tax Returns. Seller shall permit Purchaser to review and comment on each such Tax Return described in the preceding sentence prior to filing. Purchaser shall provide or cause the Company and its Subsidiaries to provide such authorization to Parent as may be required to validly file the Tax Returns prepared pursuant to this Section 6.03.

         6.04 Other Tax Returns. Purchaser shall properly and accurately prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and its Subsidiaries for periods beginning before the Closing Date that are first due after the Closing Date, and that are not otherwise required to be prepared by Parent pursuant to Section 6.02 or Section 6.03 (including, but not limited to, Tax Returns for all taxable periods which begin before the Closing Date and end after the Closing Date). Such Tax Returns shall be prepared in a manner consistent with prior practices of the Company and its Subsidiaries, provided that such Tax Returns shall be prepared in compliance with applicable law. Not later than 15 days before the filing of each such Tax Return, Purchaser shall provide a copy of such Tax Return to Parent, and Parent shall be given an opportunity to review and comment on such Tax Return prior to filing. Seller and Purchaser agree to consult each other and resolve in good faith any issues arising under the terms of this Section 6.04 as a result of the review of any such Tax Returns. If the parties are unable to resolve any dispute within 10 Business Days after such Tax Returns are furnished to Seller, the parties shall resort to the method of dispute resolution provided in Section 1.02(b)(iii) hereof. If such disputes have not been resolved prior to the due date for filing of such Tax Return, the Tax Return in question, to the extent any issues thereon remain unresolved, shall be filed in accordance with the positions taken by Purchaser. If a determination is made through the dispute resolution process after a Tax Return is filed that Purchaser's position was inappropriate, Purchaser shall promptly file an amended Tax Return (to the extent permitted by applicable law) reflecting the final decision of the Neutral Auditor.

         6.05 Payment of Taxes. Purchaser shall pay or cause the Company or its Subsidiaries to pay on a timely basis all Taxes which are payable with respect to Tax Returns described in Section 6.04; provided, that if such Taxes exceed the amount shown as a reserve for Taxes (other than any reserve for deferred Taxes to reflect timing differences between book and tax income) on the face of the Closing Balance Sheet (rather than in the notes thereto) and taken into account in determining the Net Working Capital, the Purchaser Indemnified Parties shall be entitled to such indemnification with respect to such payment as may be provided by Section
8.01. Seller shall pay Purchaser the amount of indemnification required to be paid under Section 8.01 within fifteen days after the date on which such Taxes are paid and notice is provided to Seller of the amount of Taxes so paid and the amount subject to a claim for indemnity under Section 8.01.

         6.06 Allocation of Taxes to Pre-Closing Period. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, to the extent feasible, be determined on a specific identification basis, according to the event or transaction giving rise to the Tax, and otherwise be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period; and
(b) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before or ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Company and its Subsidiaries.

         6.07 Post-Closing Elections. After the Closing, Purchaser will, at Parent's request, cause any of the Company and its Subsidiaries to make or join Parent in making any election relating to Taxes if the making of such election does not have an adverse impact on Purchaser, the Company or any of its Subsidiaries for any taxable period ending after the Closing Date compared to the Tax liabilities that would have been incurred if such election had not been made, or prior to making any such election, Parent compensates Purchaser, the Company and its Subsidiaries for any such adverse impact (including paying the present value (determined by using the applicable federal rate determined under Section 127(d) of the Code) of any future adverse impact).

         6.08 Indemnification for Post-Closing Transactions. To the extent permitted or required by Law or administrative practice (A) the taxable year of the Company and its Subsidiaries which includes the Closing Date shall be treated as ending on (and including) the Closing Date and notwithstanding the foregoing, (B) all transactions not in the ordinary course of business occurring after the Closing shall be reported on Purchaser's consolidated United States Federal Income Tax Return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) and shall be similarly reported on other Tax Returns of Purchaser or its affiliates to the extent permitted by Law. Purchaser agrees to indemnify Seller for any additional Tax owed by Seller (including Tax owed by Seller due to receipt of such indemnification payment) resulting from any transaction not in the ordinary course of business occurring on the Closing Date after Purchaser's purchase of the Shares.

         6.09 Amendment of Pre-Closing Period Tax Returns. Parent may amend or cause to be amended any consolidated, combined or unitary Tax Return including any of the Company and its Subsidiaries which has been filed or was required to be filed for any Pre-Closing Period.

Purchaser shall not cause to be filed, or permit to be filed any amendment of any Tax Return of the Company or Subsidiaries for a Pre-Closing Period without the consent of Seller, which consent shall not be unreasonably withheld or delayed.

         6.10 Section 338(h)(10) Election. Seller and Purchaser hereby agree that an election under Section 338(h)(10) of the Code (or any similar provision of the law of any state or other taxing jurisdiction) (the "Section 338 Election") will be made with respect to the Company in connection with the transactions contemplated by this Agreement and that for purposes of all Tax Returns and other applicable filings, Purchaser and Seller will report the stock purchase as a purchase and sale, respectively, of the Assets and Properties of the Company, where such treatment is the required consequence of the Section 338 Election.

         6.11 Section 338 Election Mechanics. For purposes of executing the
Section 338 Election, within thirty (30) days of the Closing Date, Purchaser and Seller (and/or other entities as necessary) shall jointly execute four (4) copies (three (3) for Purchaser and one (1) for Seller) of Internal Revenue Service Form 8023 (or any successor form) and all attachments required to be filed therewith pursuant to applicable Treasury Regulations. The forms relating to the Section 338 Election for federal, state and local Tax purposes hereinafter shall be referred to as the "Forms." Purchaser and Seller agree that the Forms shall be filed with the appropriate tax authorities not earlier than sixty (60) days before the latest date for the filing thereof. At least one hundred twenty (120) days prior to the latest permissible date for the filing of each Form, Purchaser shall prepare and submit to Seller any necessary corrections, amendments or supplements to such Form and the attachments thereto, as executed by Purchaser and Seller (and/or other entities as necessary) on or before the Closing Date. Purchaser shall not file any Form or the attachments thereto as corrected, amended or supplemented unless it shall have obtained Seller's written consent thereto, which consent shall not be unreasonably withheld or delayed. On or prior to the thirtieth (30th) day after Seller's receipt of any Form, Seller shall deliver to Purchaser either (A) the executed Form and its consent to such filing or (B) a written notice specifying in reasonable detail all disputed items and the basis therefor. If, within thirty
(30) days after Purchaser's receipt of the written notice described in clause
(B) above, Parent, Purchaser and Seller have been unable to resolve their differences, any remaining disputed issues shall be resolved as described in
Section 6.12. In that event, Parent, Purchaser and Seller shall execute and consent to the filing of the corrected, amended or supplemented Form in the manner determined by the Neutral Auditor as determined in Section 6.12.

         6.12 Resolution of Tax-Related Disputes. In the event that Seller and Purchaser cannot agree on the calculation of any amount relating to Taxes or the interpretation or application of any provision of this Agreement relating to Taxes, such dispute shall be resolved by the Neutral Auditor, whose decision shall be final and binding upon all persons involved and whose expense shall be shared equally by Seller and Purchaser.

         6.13 Post-Closing ERISA Arrangements.

                  (a) Effective as of the Closing Date, Parent and Seller shall cause the Company and Winn Art to withdraw from participation in each AGT Plan, and the participation of their employees in each AGT Plan shall cease upon such withdrawal, except as otherwise provided below.

                  (b) For each AGT Plan that is a welfare benefit plan, and which provides coverage for medical, health, dental, prescription drug or vision benefits, the Company or an appropriate Subsidiary shall establish a corresponding welfare benefit plan (each, a "Company Welfare Plan"), which provides coverage for the same type of benefit or benefits as such AGT Plan, and which is effective as of the Closing Date, provided that the Company shall put into effect a plan providing coverage for health care and prescription drugs, effective as of the earlier of the Closing Date or April 1, 2002 (the "New Health Plan"). Coverage of the employees of the Company and Winn Art under each such AGT Plan shall cease, and coverage under the corresponding Company Welfare Plan shall commence without interruption, as of the date on which such Company Welfare Plan becomes effective. Each Company Welfare Plan shall grant participants credit for eligibility periods, deductions, co-payments and other out-of-pocket expenses to the extent that the requirements therefor were satisfied or paid under the corresponding AGT Plan prior to cessation of coverage thereunder.

                  (c) Parent and Seller shall provide Purchaser with all information in their possession or in the possession of any ERISA Affiliate, and such reasonable assistance, as may be necessary for the Company or any Subsidiary, as applicable, to operate any employee benefit plan that it establishes or maintains after the Closing Date.

                  (d) The Company and Winn Art shall, after the Closing Date, collect such remaining employee premiums and contributions from their employees for any medical and health care coverage provided under any AGT Plan prior to the Closing Date. Such collected premiums shall be delivered by the Company or Winn Art to AGT in accordance with past custom and practice.

                  (e) Employees and qualified beneficiaries (within the meaning of Section 4980B of the Code) under AGT's group health care plans who incur a qualifying event (within the meaning of Section 4980B of the Code) prior to the earlier of (i) the Company's establishment of its own, separate group health care plan and (ii) the Closing Date shall be eligible for COBRA health care continuation coverage under AGT's group health care plan. Except as otherwise provided in the preceding sentence, the Company's and its Subsidiaries' employees, former employees and their qualified beneficiaries shall receive COBRA health care continuation coverage, if any, from the group health care plans established by the Company.

         6.14 Defense of Audits. Parent shall be promptly advised of and afforded the right to participate in any Tax audit or administrative or court proceeding relating to taxable periods (or portions thereof) of the Company or its Subsidiaries which end on or before the Closing Date, unless Purchaser irrevocably waives the rights of all Purchaser Indemnified Parties' rights to indemnity under Section 8.01 with respect to any Tax liability which may be asserted in connection with such proceeding. If a Third Party Claim arises out of such proceeding, the provisions of Section 8.02 shall control except that Parent may settle such claim in its sole discretion if such settlement does not have an adverse impact on the Tax liabilities of the Purchaser, the Company or any of its Subsidiaries for any taxable period ending after the Closing Date compared to the

Tax liabilities that would have been incurred if the third party claim had not been sustained to any extent.

                                  ARTICLE VII

                                    SURVIVAL

         7.01 Survival of Representations and Warranties. Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties of Seller and Purchaser contained in this Agreement will survive the Closing until April 1, 2003; provided, that (a) the representations and warranties contained in Sections 2.09, 2.12 and 2.20 will survive, if later, until the expiration of the applicable statute of limitations with respect to any Liability that could result from a breach of such representations and warranties; and (b) the representations and warranties contained in Section 2.03 will survive indefinitely.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.01 Indemnification.

                  (a) Subject to Section 8.01(c) and the other Sections of this
Article VIII, Seller shall (and, with respect to any obligations under clause
(iii) below or any obligations as a result of a breach of any of the provisions of Sections 2.03, 2.09, 2.11, 2.12, 2.17, 2.19, 2.20 and 11.03 or Article VI,
Parent and Seller, jointly and severally, shall) indemnify Purchaser and its officers, directors, employees, agents and Affiliates ("Purchaser Indemnified Parties") in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to: (i) any breach of any representation or warranty; (ii) any breach of any covenant on the part of Seller contained in this Agreement; (iii) any liability of the Company or any of its Subsidiaries for Taxes for taxable periods (or portions thereof) ending on or before the Closing Date to the extent such Taxes (x) exceed the reserve for such Taxes (other than any reserve for deferred Taxes to reflect timing differences between book and tax income) set forth on the face of the Closing Balance Sheet (rather than in the notes thereto) and taken into account in determining the Net Working Capital as of the Closing Date, (y) are not otherwise subject to indemnity under clause (i) and (z) are not otherwise paid by Seller or Parent pursuant to Section 6.02 or 6.03 or recoverable pursuant to clause (ii) above; or (iv) any Liability of the Company or any of its Subsidiaries resulting from any failure to comply with any of the requirements of ERISA with respect to the benefit provided pursuant to Section 24 of the Collective Bargaining Agreement.

                  (b) Subject to Section 8.01(c) and the other Sections of this
Article VIII, Purchaser shall indemnify Seller and its officers, directors, employees, agents and Affiliates ("Seller Indemnified Parties") in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to: (i) any breach of any representation or warranty; or (ii) any breach of any covenant on the part of Purchaser contained in this Agreement.

                  (c) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of a Loss arising under clause (a) or (b) of Section 8.01:

                           (i) unless and until the Purchaser Indemnified Parties (in the event that Seller is the Indemnifying Party) or the Seller Indemnified Parties (in the event that Purchaser is the Indemnifying Party) have suffered, incurred, sustained or become subject to Losses referred to in clauses (a) or (b) (as applicable) in excess of U.S. $325,000 in the aggregate (the "Basket Amount"), it being understood and agreed that, to the extent such Losses exceed the Basket Amount, the Indemnifying Party shall be obligated to pay the entire amount of such Losses, including the Basket Amount;

                           (ii) for any Losses which, together with any other Losses for which indemnification has been provided under this Article VIII, result in liability to the Indemnifying Party in excess of 25% of the Purchase Price; and

                           (iii) unless the Indemnified Party has given the Indemnifying Party a Claim notice or Indemnity Notice, as applicable, prior to the Cut-off Date.

provided that the limitations contained in clauses (i), (ii) and (iii) shall not apply to Losses arising from breach of the agreements of Seller and Purchaser contained in Sections 2.03, 2.09, 11.03 and 11.05, Article VI, and any Indemnity Obligation arising under Section 8.01(a)(iii); further provided that, to the extent that the Revised Disclosure Schedule or the Revised Schedule contains any corrections to misstatements or omissions in the Disclosure Schedule or the Schedule (as applicable), the limitation contained in clause (i) shall not apply to any Losses for which the Indemnifying Party would otherwise be obligated to indemnify the Indemnified Party pursuant to this Article VIII and which results from any action, or failure to take any action, by any Indemnified Party prior to the delivery of the Revised Disclosure Schedule or Revised Schedule (as applicable); and further provided that, if the Indemnified Party elects to proceed with the Closing regardless of such misstatements or omissions, it shall notify the Indemnifying Party of such Losses prior to the Closing, and any dispute as to the Indemnifying Party's Indemnity Obligations with respect to such Losses shall be resolved prior to the Closing.

         8.02 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 8.01 arising from a Third Party Claim will be asserted and resolved as follows:

                  (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 8.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller, the Company, any Subsidiary, Purchaser or any Affiliate of Seller or Purchaser (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party, and in any event within 10 Business Days after receipt by such Indemnified Party of notice of the Third Party Claim; pro-vided, however, that failure to give such notification shall not affect the indemnification provided under this Agreement except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party promptly, and in any event within five Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 8.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

                           (i) If the Indemnifying Party notifies the
         Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 8.02(a), then, subject to clause (ii), the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (with the consent of the Indemnified Party, which consent will not be unreasonably withheld, and provided that such settlement shall not require the Indemnified Party to take, or refrain from taking, any action). The Indemnifying Party will, subject to clause (ii), have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests and not prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in clause (ii) below, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party's action); and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest (including, without limitation, providing access to relevant witnesses, Books and Records and other information), or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 8.01 with respect to such Third Party Claim.

                           (ii) If (A) the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party

         Claim pursuant to Section 8.02(a), (B) the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim or (C) counsel proposed to be appointed by the Indemnifying Party pursuant to clause (i) above reasonably determines that separate counsel is required because of a conflict of interest, then (in any such case) the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting (including, without limitation, providing access to relevant witnesses, Books and Records and other information), or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates). Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause (ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will promptly reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation.

                  (b) In the event of any claim for indemnity under Section 8.01(a), Purchaser agrees to give Seller and its Representatives reasonable access to the Books and Records and employees of the Company and its Subsidiaries in connection with the matters for which indemnification is sought to the extent Seller reasonably deems necessary in connection with its rights and obligations under this Article VIII.

         8.03 Losses Net of Insurance, etc.

                  (a) The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Loss and shall be (1) reduced (or increased) to take account of any net Tax benefit (or cost) realized by the Indemnified Party arising from the incurrence or payment of any such Loss and (2) increased to take account of any increase in insurance premiums following such insurance recovery. The Indemnified Party shall make good faith efforts to collect any amounts recoverable under any insurance policy with respect to such Loss on a timely basis. To the extent permitted by Law, any indemnity payment hereunder shall be deemed to be an adjustment to the Purchase Price for Tax purposes.

                  (b) No party's Indemnity Obligations shall, in any event, include any obligation to compensate for lost profits or other consequential, special, incidental or indirect damages of any Indemnified Party or to pay any punitive damages awarded as a result of any misstatements or omissions of the Indemnifying Party, provided that Seller's Indemnity Obligations with respect to breaches of the representations and warranties relating to the Contracts described in Section 2.16(a)(iv) shall include the obligation to indemnify for Losses based upon lost profits.

         8.04 Exclusive Remedy. Absent fraud, notwithstanding anything to the contrary contained in this Agreement, after the Closing, to the extent permitted by Law, the indemnities set forth in this Article VIII shall be the exclusive remedies of Purchaser and Seller and their respective officers, directors, employees, agents and Affiliates for any misrepresentation, breach of warranty or nonfulfillment of, or failure to perform, any covenant or agreement contained in this Agreement or any other claims relating to this Agreement, any other documents delivered in connection herewith and the transactions contemplated hereby and thereby, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive; provided, however, that the parties hereto agree and acknowledge that money damages may not be a sufficient remedy for a breach of the covenants of this Agreement to be performed by the parties hereto subsequent to the Closing contained in Article VI and Sections 11.05 and 11.06, and that each party will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

                                   ARTICLE IX

                                   TERMINATION


         This Agreement may be terminated as provided below:

         9.01 Termination by Mutual Written Consent. Seller and Purchaser may terminate this Agreement by mutual written consent at any time prior to the Closing.

         9.02 Termination Upon Consummation of Alternative Transaction. This Agreement shall terminate automatically upon the consummation of an Alternative Transaction.

         9.03 Termination by Seller. Seller may terminate this Agreement:

                  (a) upon five Business Days' written notice if any Law shall have been enacted or promulgated or final and non-appealable Order issued, in either case, of the type described in Section 5.01(e);

                  (b) upon written notice in the event that the Closing does not occur on or before the Closing Deadline Date.

                  (c) by giving written notice to Purchaser at any time prior to the Closing of any material breach of a representation, warranty or covenant of Purchaser contained herein, provided that, in the case of any such breach that is curable, such termination shall not be effec-tive unless and until such breach has remained uncured for a period of fifteen Business Days after the provision of such notice.

         9.04 Termination by Purchaser. Purchaser may terminate this Agreement:

                  (a) upon five Business Days' written notice if any Law shall have been enacted or promulgated or final and non-appealable Order issued, in either case, of the type described in Section 5.02(e);

                  (b) upon five Business Days' written notice in the event that the Closing does not occur on or before the Closing Deadline Date.

                  (c) by giving written notice to Seller at any time prior to the Closing of any material breach of a representation, warranty or covenant of Seller contained herein, provided that, in the case of any such breach that is curable, such termination shall not be effective unless and until such breach has remained uncured for a period of fifteen Business Days after the provision of such notice.

                  (d) upon five Business Days' written notice in the event that:
(i) Purchaser is not satisfied with the results of its Due Diligence Review,
(ii) an event or events shall have occurred or be threatened that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (iii) it becomes evident that Purchaser will not be able to obtain the financing referred to in Section 5.03(i).

         9.05 Effects of Termination. The parties' respective rights and obligations under Articles VIII and XI shall survive any termination of this Agreement.

                                   ARTICLE X

                                   DEFINITIONS

         10.01 Definitions. (a) As used in this Agreement, the following terms have the meanings indicated below:

         "Actions or Proceedings" means any action, suit, proceeding, condemnation, arbitration or Governmental or Regulatory Authority investigation.

         "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent or more of the voting securities of another Person shall be deemed to control that Person. Notwithstanding the foregoing, no individual shall be considered an Affiliate of an entity solely by reason of such person's position as an officer or director of such entity or an Affiliate of such entity.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504(a) or any other similar group of corporations defined under a similar provision of Law for purposes of determining the corporations which are required or permitted to join in filing Tax Returns on a consolidated, combined or unitary basis with respect to a taxable period.

         "Agreement" means this Stock Purchase Agreement, the Disclosure Schedule and Exhibits and Schedules attached hereto, as the same shall be amended from time to time.

         "AGT Plan" has the meaning ascribed to it in Section 2.12(a).

         "Alternative Transaction" means a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, tender offer or exchange offer or other similar transaction, or any purchase of 5% or more of the assets or equity of the Company, by any Person other than Purchaser or an Affiliate thereof.

         "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether Real Property, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

         "Basket Amount" has the meaning ascribed to it in Section 8.01(c).

         "Benefit Plan" means, other than a Plan established outside of the United States to comply with applicable local law, any Plan established by the Company or any Subsidiary or any predecessor or ERISA Affiliate of any of the foregoing, existing at the Closing Date, to which the Company or any Subsidiary contributes or has contributed, or under which any employee, former employee or director of the Company or any Subsidiary or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

         "Books and Records" of any Person means all files, documents, instruments, papers, books and records of such Person, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Permits, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

         "Business" means the business conducted by the Company and its Subsidiaries, including, without limitation, the publishing and wholesale distribution of posters, prints, calendars, cards, stationery and related items.

         "Business Combination" means, with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other equity interests of such Person or any sale, dividend or other disposition of all or substantially all of the Assets and Properties of such Person.

         "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

         "Business or Condition of the Company" means the business, financial condition, operations or actual results of operations of the Company and its Subsidiaries taken as a whole.

         "Claim Notice" means written notification pursuant to Section 8.02(a) of a Third Party Claim as to which indemnity under Section 8.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 8.01, together with the amount or, if not then reasonably ascertainable, the estimated amount of such Third Party Claim.

         "Closing" means the closing of the transactions contemplated by this Agreement.

         "Closing Balance Sheet" has the meaning ascribed to it in Section 1.02(b).

         "Closing Date" has the meaning ascribed to it in Section 1.03.

         "Closing Deadline Date" means May 5, 2002.

         "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Collective Bargaining Agreement" means any agreement between the Company and Portal Publications Employee Committee, the collective bargaining agency for the employees at the Company's Hayward, California warehouse.

         "Common Stock" means the common stock, par value U.S. $.01 per share, of the Company.

         "Company" has the meaning ascribed to it in the forepart of this Agreement.

         "Company Welfare Plan" has the meaning ascribed to it in Section
6.13(b).

         "Company Intellectual Property" means the Intellectual Property described in Section 2.15(a).

         "Consolidated Tax Returns" has the meaning ascribed to it in Section 2.09(a).

         "Contract" means any agreement, lease, sublease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract, whether written or oral.

         "Cut-off Date" means, with respect to any representation and warranty contained in this Agreement, the date on which such representation, warranty, covenant or agreement ceases to survive as provided in Section 7.01.

         "Disclosure Schedule" means the record delivered to Purchaser by Seller herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Seller pursuant to this Agreement.

         "Dispute Period" means the period ending 30 days following receipt by an Indemnifying Party of a Claim Notice.

         "Due Diligence Review" means Purchaser's review of the operations, Assets and Properties, Books and Records and personnel of the Company, its Subsidiaries and the Business (including, without limitation, a review of any documents and other matters included in the Disclosure Schedule or the Revised Disclosure Schedule), and the transactions contemplated hereby.

         "Environmental Law" means any Law relating to prevention, remediation, reduction or control of pollution, or regulation or protection of the environment or natural resources or to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or Hazardous Materials, including, without limitation, such Laws relating to (a) solid waste and/or Hazardous Materials generation, handling, transportation, use, treatment, storage or disposal, (b) air, water and noise pollution, (c) soil, ground, water or groundwater contamination, (d) the manufacture, generation, processing, handling, distribution, use, treatment, storage, transportation or Release, emission or discharge into the environment of Hazardous Materials or (e) regulation of underground and above ground storage tanks.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "ERISA Affiliate" means any Person (other than the Company or a Subsidiary) that has ever been treated as a single employer with the Company or any Subsidiary under Section 414(b), (c), (m) or (o) of the Code.

         "Escrow Account" has the meaning ascribed to it in Section 1.04.

         "Escrow Agent" means SunTrust Bank.

         "Escrow Agreement" has the meaning ascribed to it in Section 1.04.

         "Escrow Interest Rate" means the rate at which the funds deposited in the Escrow Account earn interest.

         "Estimated Net Working Capital" has the meaning ascribed to it in
Section 1.02(b).

         "Estimated Purchase Price" has the meaning ascribed to it in Section 1.02(b).

         "Evaluation Period" means the period commencing on February 5, 2002 and ending on the earlier of (a) April 6, 2002 and (b) the consummation of an Alternative Transaction.

         "Financial Statement Date" means December 31, 2001.

         "Financial Statements" means the consolidated financial statements of the Company and its Subsidiaries delivered or made available to Purchaser pursuant to Section 2.07.

         "Forms" has the meaning ascribed to it in Section 6.11.

         "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

         "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

         "Group Tax Returns" has the meaning ascribed to it in Section 2.09(a).

         "Hazardous Materials" means (a) any petroleum or petroleum products, flammable materials, explosives, radioactive materials, urea formaldehyde foam insulation; (b) any chemicals or other materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous materials," "toxic substances," "toxic pollutants" or words of similar import under any applicable Environmental Law; and (c) any other chemical or other material or substance, exposure to which, or storage, treatment or Release of which is prohibited, limited or regulated by any Governmental or Regulatory Authority under any applicable Environmental Law.

         "Income Tax" means any Federal, state, local, or foreign income Tax, including any interest, penalty, or addition thereto, whether disputed or not.

         "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) related to the financing of the purchase price of goods or services (other than trade payables not yet due or accruals incurred in the ordinary course of business, consistent with past practices), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

         "Indemnified Party" means any Person claiming indemnification under any provision of Article VIII.

         "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article VIII.

         "Indemnity Notice" means written notification of a claim for indemnity under Article VIII by an Indemnified Party, other than with respect to a Third Party Claim, specifying the na-ture of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount of such claim.

         "Indemnity Obligations" means a party's obligations pursuant to Article VIII.

         "Insurance" shall have the meaning ascribed to it in Section 2.19.

         "Intellectual Property" shall have the meaning ascribed to it in
Section 2.15.

         "IRS" means the United States Internal Revenue Service.

         "Knowledge of Seller" means, with respect to a representation and warranty, the knowledge of Gary Mariani, Jeff Pearson, Harlen Springer, Brian Aird, Terence Flynn, Karl Goldberg, Hal Krieger or Paul Lefebvre.

         "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

         "Lease" means any Contract pursuant to which the Company or any of its Subsidiaries leases or subleases any Real Property.

         "Leased Premises" means any Real Property leased or subleased by the Company or any of its Subsidiaries.

         "Liabilities" means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

         "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

         "Loss" means any and all damages, fines, penalties, deficiencies, losses and expenses (including, without limitation, interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

         "Material Adverse Effect" means any change or effect that is reasonably likely to, individually or in the aggregate, be materially adverse to the Business or Condition of the Company, or that is reasonably likely to impair the Company's ability to perform its obligations hereunder or to continue, following the Closing, to conduct the Business in a manner substantially similar to the manner in which it is currently conducted; provided, that no (a) development that is not unique to the Company and its Subsidiaries but also affects other Persons who participate or are engaged in the lines of business in which the Company and its Subsidiaries participate or are engaged or (b) adverse effect on the Company or its Subsidiaries attributable to conditions affecting the United States economy as a whole or foreign economies in any locations where the Com-pany or any of its Subsidiaries has operations or sales shall be taken into account in determining whether there has been a Material Adverse Effect.

         "Material Artists" has the meaning ascribed to it in Section 2.21.

         "Material Contract" has the meaning ascribed to it in Section 2.16.

         "Material Customers" has the meaning ascribed to it in Section 2.21.

         "Material Suppliers" has the meaning ascribed to it in Section 2.21.

         "Net Working Capital" means, with respect to the Company and its Subsidiaries on a consolidated basis as of a given date, current assets minus current liabilities as of such date (excluding the current portion of long-term debt and any intercompany receivable or payable as of such date), in each case determined in accordance with GAAP and consistent with the practices of the Company; provided that such current liabilities shall not include any current liability for Taxes that are required to be paid by Parent or Seller pursuant to
Section 6.02 or 6.03.

         "Net Working Capital Target Amount" means U.S. $28,000,000.

         "Neutral Auditor" has the meaning ascribed to it in Section 1.02(b).

         "New Health Plan" has the meaning ascribed to it in Section 6.13(b).

         "NPL" means the Environmental Protection Agency's National Priorities List of Hazardous Waste Sites.

         "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right, stock appreciation right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

         "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

         "Owned Real Property" means any Real Property owned by the Company or any of its Subsidiaries.

         "Owned Real Property Lease" means any Contract pursuant to which the Company or any of its Subsidiaries leases or subleases Owned Real Property to any Person.

         "Parent" has the meaning ascribed to it in the forepart of this Agreement.

         "Parent Insurance Policies" has the meaning ascribed to it in Section 2.19.

         "Permits" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

         "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens is not reasonably likely to have a Material Adverse Effect.

          "Person" means any natural person, corporation, general partnership, limited liability company, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

         "Plan" means any "employee benefit plan," within the meaning of Section 3(3) of ERISA, and any other employee benefit arrangement, or any other compensation policy or practice, which is (i) an incentive bonus or deferred bonus arrangement, (ii) a stock purchase or stock option arrangement, (iii) a cafeteria plan under Code Section 125, (iv) an arrangement providing termination allowance, salary continuation, severance, retention compensation or similar benefits, (v) an equity compensation or profit-sharing plan, (vi) an employee relocation, tuition reimbursement, dependent care assistance, or legal assistance plan or arrangement, (vii) a fringe benefit arrangement (cash or noncash), or (viii) a holiday or vacation plan or policy.

         "Pre-Closing Period" has the meaning ascribed to it in Section 6.02.

         "Production Services Agreement" has the meaning ascribed to it in
Section 5.01(c).

         "Proposed Closing Statements" has the meaning ascribed to it in Section 1.02(b).

         "Purchase Price" has the meaning ascribed to it in Section 1.02(a).

         "Purchase Price Determination Date" has the meaning ascribed to in
Section 1.02(b).

         "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

         "Purchaser Indemnified Parties" has the meaning ascribed to it in
Section 8.01.

         "Qualified Plan" means each Benefit Plan which is intended to qualify under Section 401 of the Code.

         "Real Property" means all realty, fixtures, easements, rights-of-way and other interests in real property, buildings, improvements and construction-in-progress.

         "Release" shall mean any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of Hazardous Materials into the environment (including the abandonment or discarding of barrels, containers or other receptacles containing Hazardous Materials), as "environment" is defined by applicable Environmental Law.

         "Representations Escrow Amount" has the meaning ascribed to it in
Section 1.04(b).

         "Representations Escrow Funds" means the Representations Escrow Amount, and all interest accrued thereon from the Closing Date pursuant to the Escrow Agreement.

         "Representations Escrow Payment" has the meaning ascribed to it in
Section 1.04(b).

         "Representations Escrow Reserve" has the meaning ascribed to it in
Section 1.04(b).

         "Representations Escrow Termination Date" has the meaning ascribed to it in Section 1.04(b).

         "Representatives" means, with respect to a Person, all of such Person's officers, employees, counsel, accountants, financial advisors, consultants and other representatives.

         "Revised Disclosure Schedule" has the meaning ascribed to it in Section 4.01.

         "Revised Schedule" has the meaning ascribed to it in Section 4.02.

         "Schedule" means the record delivered to Seller by Purchaser herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Purchaser pursuant to this Agreement.

         "Seller" has the meaning ascribed to it in the forepart of this Agreement.

         "Seller Indemnified Parties" has the meaning ascribed to it in Section 8.01(b).

         "Section 338 Election" has the meaning ascribed to it in Section 6.10.

         "Shares" has the meaning ascribed to it in the forepart of this Agreement.

         "Subsidiary" means any Person in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than 50 percent of either the equity interests in, or the voting control of.

         "Tax" means any tax (including any Income Tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (i) imposed, assessed or col-lected by or under the authority of any Governmental or Regulatory Authority (including, but not limited to, Treasury Regulation Section 1.1502-6, or any similar provision of state, local or foreign Law) or (ii) payable pursuant to any tax-sharing agreement or similar Contract.

         "Tax Return" means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be, filed with or submitted to, or required to be filed with or submitted to, any Governmental or Regulatory Authority in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

         "Third Party Claim" has the meaning ascribed to it in Section 8.02(a).

         "Veronis" has the meaning ascribed to it in Section 2.29.

         "Winn Art" means The Winn Art Group, Ltd., a wholly-owned Subsidiary of the Company.

         "Working Capital Escrow Amount" has the meaning ascribed to it in
Section 1.04(a).

         "Working Capital Escrow Funds" means the Working Capital Escrow Amount, and all interest accrued thereon from the Closing Date pursuant to the Escrow Agreement.

         "Working Capital Escrow Payment" has the meaning ascribed to it in
Section 1.02(b).

         "Working Capital Purchase Price Adjustment" has the meaning ascribed to it in Section 1.02(b).

                  (b) Unless the context of this Agreement otherwise requires,
(i) words of any gender include the other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement and (v) the phrase "ordinary course of business" refers to the business of the Company or a Subsidiary. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, sent postage prepaid, by registered, certified or express mail or reputable overnight courier service to the parties at the following addresses:

        If to Purchaser, to:

        DPG Holdings, Inc.
        c/o  Lynx Investment Management, L.P.
        135 East 57th Street, 27th Floor
        New York, New York 10022
        Attn: Robert K. Hopkins

        with a copy to:

        Swidler Berlin Shereff Friedman, LLP
        The Chrysler Building
        405 Lexington Avenue
        New York, New York 10174
        Attn:  Gerald Adler, Esq.

        If to Seller or Parent, to:

        Applied Graphics Technologies, Inc.
        450 West 33rd Street, 11th Floor
        New York, NY  10001
        Attn:     Chief Operating Officer

        with a copy to:

        Applied Graphics Technologies, Inc.
        450 West 33rd Street, 3rd Floor
        New York, NY  10001
        Attn:     Chief Legal Officer

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt and (iii) if delivered by express mail or reputable overnight courier service, be deemed given one Business Day after mailing (in each case regardless of whether such notice is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

         11.02 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and contains the sole and entire agreement between the parties hereto with respect to the subject matter.

         11.03 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses, and Seller and/or Parent shall pay the costs and expenses of the Company and its Subsidiaries, incurred in connection with the negotiation, execution, performance of covenants under and closing of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing: (a) in the event that, during the Evaluation Period, an Alternative Transaction is consummated, Seller shall reimburse Purchaser for its out-of-pocket expenses and fees actually incurred during the Evaluation Period in connection with the Transaction in an amount not to exceed U.S. $150,000; and (b) in the event that an Alternative Transaction is not consummated during the Evaluation Period and, within 30 days after the end of the Evaluation Period, Purchaser is (i) prepared to consummate the Transaction and (ii) fails to consummate the Transaction because an Alternative Transaction is consummated within such 30-day period, Seller shall reimburse Purchaser for its out-of-pocket expenses and fees actually incurred during the Evaluation Period in connection with the Transaction in an amount not to exceed $150,000. Purchaser shall provide Seller with all reasonably requested back-up documentation relating to any expenses or fees that are subject to reimbursement pursuant to this Section 11.03.

         11.04 Public Announcements. At all times at or before the Closing, neither Seller nor Purchaser will issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Company and its Subsidiaries sell goods or provide services or with whom the Company and its Subsidiaries otherwise have significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If, after using its reasonable best efforts to obtain consent, either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Seller and Purchaser will also obtain the other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

         11.05 Confidentiality. Each party hereto will hold, and will use its commercially reasonable efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative) the terms and existence of this Agreement, the substance or existence of any negotiations between the parties with respect to the transactions contemplated hereby and all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party's Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. The foregoing shall not apply to documents and information described above: (w) to the extent that Purchaser discloses such information to potential financing sources, provided that such financing sources have agreed to treat such information as confidential in accordance with the terms of this Section 10.05; (x) if and to the extent that a party is compelled to disclose such documents and information by judicial or administrative process (including, without limitation, in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law; (y) if and to the extent that the confidential information is disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies; or (z) to Purchaser's post-Closing use of documents and information concerning the Company and its Subsidiaries furnished by Seller hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly (and in no event later than ten Business Days after such request) redeliver or cause to be redelivered, or destroy or cause to be destroyed, all copies of confidential documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives. Notwithstanding the foregoing, each party shall be entitled to retain one copy of each such document for litigation purposes only.

         11.06 Further Assurances; Post-Closing Cooperation.

                  (a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

                  (b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business or Condition of the Company in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any Indemnified Party or (v) in connection with any actual or threatened Action or Proceeding. Further, Purchaser agrees for a period extending six years after the Closing Date to take commercially reasonable efforts to ensure that no books, records and other data relating to the Company or any Subsidiary that Purchaser could reasonably expect would be requested by Seller pursuant to the preceding sentence are destroyed or otherwise disposed of without first offering in writing to surrender such books, records and other data to Seller; provided that Seller agrees in writing to take possession thereof during the 10 day period after such offer is made and to use such books, records and other data, and the information contained therein, solely for the purposes set forth in clauses (i)-(v) above; and, further provided, that Purchaser shall have no liability for any inadvertent destruction or other disposition of any such books, records or other data, or any destruction or other disposition by any employee of the Company of such books, records or other data, that occurs despite Purchaser's commercially reasonable efforts to ensure compliance with the provisions of this subsection (b).

                  (c) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business or Condition of the Company not referred to in clause (b) above, and such information, documents or records are in the possession or control of the other party, such other party agrees to use commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense. Any information obtained by either party in accordance with this clause
(c) shall be held confidential by it in accordance with Section 11.05.

                  (d) Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or other formal proceeding, this Section shall not apply and the furnishing of any relevant information, documents or records shall be pursuant to applicable rules relating to discovery.

         11.07 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

         11.08 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

         11.09 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VIII.

         11.10 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to a wholly-owned subsidiary of Purchaser, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment referred to in clause (b) shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

         11.11 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

         11.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable,

(b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

         11.13 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of New York, without regard to conflicts of law principles.

         11.14 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the federal or State courts located in the County of New York, State of New York, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, the venue of such suit, action or proceeding is improper and this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

         11.15 Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives any rights to a trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

         11.16 Interpretation. The parties hereto agree that in interpreting this Agreement there shall be no inferences against the drafting party.

         11.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned duly authorized officer of each party hereto as of the date first above written.




                                         DPG HOLDINGS, INC.

                                         By:  /s/ Robert Hopkins
                                              ----------------------------------
                                              Name:  Robert Hopkins
                                              Title: Vice Chairman

                                         DEVON GROUP, INC.

                                         By:  /s/ Martin D. Krall
                                              ----------------------------------
                                              Name:  Martin D. Krall
                                              Title: Executive Vice
                                                     President & Secretary

                                         APPLIED GRAPHICS TECHNOLOGIES, INC.,
                                         SOLELY FOR PURPOSES OF ARTICLES VI,
                                         VIII AND XI


                                         By:  /s/ Martin D. Krall
                                              ----------------------------------
                                              Name:  Martin D. Krall
                                              Title: Chief Legal Officer,
                                                     Executive Vice President
                                                     & Secretary